Exhibit 10.10

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AND RESEARCH COLLABORATION AGREEMENT

BETWEEN

RAYZEBIO, INC.

AND

PEPTIDREAM, INC.

Dated August 4, 2020

TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	RESEARCH COLLABORATION		15
	2.1.	Research Collaboration Overview	15
	2.2.	Conduct of the Research Collaboration	16
	2.3.	Subcontracting	16
	2.4.	Collaboration Materials and Information Transfer for Research Collaboration	16
	2.5.	Property of RayzeBio	17
	2.6.	Property of PeptiDream	17
	2.7.	Third Party Technology and Materials	17
	2.8.	Development and Selection of Hits and Selected Conjugates	17
	2.9.	No Warranties	19
	2.10.	Research Collaboration Governance	20
	2.11.	Records	22
	2.12.	Reports	23
	2.13.	Target Listing, Nomination and Replacement	23
	2.14	Exclusivity	25
3.	INTELLECTUAL PROPERTY		26
	3.1.	Background Technology	26
	3.2.	Ownership of Background Technology Improvements	26
	3.3.	Ownership of Technology Developed in the Research Collaboration or Under this Agreement	26
	3.4.	Disclosure	27
	3.5	Assignment of Intellectual Property Rights	27
	3.6	Inventorship	28
	3.7.	Patent Prosecution	28
	3.8.	Patent Enforcement and Defense	30
	3.9	Patent Right Extensions	31
	3.10	Orange Book Listing	32
4.	LICENSE GRANTS		32
	4.1.	Commercial License to RayzeBio	32
	4.2.	Research License to RayzeBio	32
	4.3.	Research License to PeptiDream	32

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	4.4.	Sublicensing	32
	4.5.	RayzeBio Diligence Obligations	33
	4.6.	Retention of Rights	33
5.	PRE-CLINICAL AND CLINICAL MANUFACTURING; TECHNOLOGY TRANSFER		34
	5.1.	Synthesis of Conjugates for Pre-Clinical and IND-Enabling Studies	34
	5.2	Manufacturing of Licensed Products	34
	5.3	Manufacturing Technology Transfer	35
6.	CONFIDENTIALITY AND PUBLICATION		35
	6.1.	Nondisclosure	35
	6.2.	Exceptions	35
	6.3.	Authorized Disclosure	36
	6.4.	Terms of this Agreement	37
	6.5.	Publication	38
	6.6.	Publicity/Use of Names	38
7.	PAYMENTS AND FUNDING		38
	7.1.	Research Payments	38
	7.2.	Milestone Payments	39
	7.3.	Royalty Payments for Licensed Products	40
	7.4.	Third Party Licenses	42
	7.5	Sharing of Sublicensing Revenue	41
	7.6.	Equity Grant	42
	7.7.	PeptiDream Development Co-Funding Option	42
	7.8.	Payment Currency; Terms	43
	7.9.	Fees Non-Refundable	43
	7.10.	Tax Withholding	43
	7.11	Audit Rights	44
8.	REPRESENTATIONS, WARRANTIES, AND COVENANTS; LIMITATIONS ON LIABILITY		44
	8.1.	Representations and Warranties of Each Party	44
	8.2.	PeptiDream Representations and Warranties	45
	8.3.	RayzeBio Representations and Warranties	46
	8.4.	Mutual Covenants	47
	8.5.	Disclaimers	48

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9.	INDEMNIFICATION AND INSURANCE		49
	9.1.	Indemnification by PeptiDream	49
	9.2.	Indemnification by RayzeBio	49
	9.3.	Conditions of Indemnification	49
	9.4.	Limitation of Liability	50
	9.5.	Insurance	50
10.	TERM AND TERMINATION		50
	10.1.	Term	50
	10.2.	Termination without Cause by RayzeBio	50
	10.3.	Termination for Cause	51
	10.4.	Effects of Termination	52
	10.5.	Effect of Expiration or Termination; Survival	53
	10.6	Licenses under Bankruptcy Proceedings	53
11.	DISPUTE RESOLUTION		53
	11.1.	General	53
	11.2.	Negotiation; Escalation	53
	11.3.	Arbitration	54
12.	MISCELLANEOUS		55
	12.1.	Notices	55
	12.2.	Governing Law	56
	12.3.	Equitable Relief	56
	12.4.	Headings	57
	12.5.	Entire Agreement; Amendment	57
	12.6.	Waiver	57
	12.7.	No Partnership	57
	12.8.	Binding Effect and Assignment	57
	12.9.	Force Majeure	57
	12.10.	Remedies	58
	12.11.	Construction	58
	12.12.	Language; Translations	58
	12.13.	Severability	59
	12.14.	Further Assurances	59
	12.15.	No Third-Party Beneficiaries	59
	12.16.	Counterparts	59

-iii-

LICENSE AND RESEARCH COLLABORATION AGREEMENT

This LICENSE AND RESEARCH COLLABORATION AGREEMENT (the “Agreement”), effective as of August 3, 2020 (the “Effective Date”), is entered into by and between RayzeBio, Inc., a Delaware corporation having a principal place of business at 9880 Campus Point Dr, Suite 410, San Diego, CA 92121 USA (“RayzeBio”), and PeptiDream, Inc., a Japanese corporation having a principal place of business at 3-25-23 Tonomachi, Kawasaki-Ku, Kawasaki-Shi, Kanagawa, JAPAN 210-0821 (“PeptiDream”). RayzeBio and PeptiDream each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, RayzeBio is engaged in the discovery, validation, optimization and development of radiotherapeutics and is interested in the development and commercialization of novel radiotherapeutics directed to one or more of the Collaboration Targets (as defined below);

WHEREAS, PeptiDream has certain proprietary platform technology and know-how relating to the identification, discovery, validation and optimization of novel peptide compounds, including novel cyclic peptides that incorporate non-natural amino acids, which may be useful for conjugation with RayzeBio’s radionuclides as a peptide-drug conjugate directed to one or more of the Collaboration Targets; and

WHEREAS, the Parties wish to engage in certain collaborative research activities relating to the identification, discovery, validation and optimization of novel peptide compounds, following which RayzeBio will have the right to develop and commercialize novel peptide-drug conjugates containing one or more compounds arising out of such collaborative research activities, upon the terms described herein.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS. Capitalized terms not otherwise defined herein will have the meanings set forth below.

1.1.

“Affiliate” with respect to any Party, means any entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, but only for so long as such control continues. For these purposes, “control” will refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least 50% of the equity securities of the entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, at least 50% of the equity securities of the entity entitled to vote in the election of the corresponding managing authority or entitled to direct the management and policies of such entity).

1.2.	“Agreement” has the meaning set forth in the Preamble.

1.3.

“Applicable Law” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the binding effect of law of any applicable Governmental Authority, including any rules, regulations, guidelines, or other requirements of applicable Regulatory Authorities, that may be in effect from time to time.

1.4.	“Background Technology” means the RayzeBio Background Technology or the PeptiDream Background Technology, as applicable.

1.5.

“Background Technology Improvements” means, with respect to the Background Technology of a Party, all improvements, modifications or enhancements to such Party’s Background Technology that are developed or invented during the Term by (a) such Party’s Inventor Group, or (b) solely to the extent such Party’s Background Technology has been disclosed to the other Party under this Agreement, the other Party’s Inventor Group, in each case ((a) and (b)), whether solely or jointly with others, in the course of performance of Collaboration Activities or RayzeBio Activities.

1.6.	“Bankrupt Party” has the meaning set forth in Section 10.3.2.

1.7.	“Bankruptcy Code” has the meaning set forth in Section 10.6.

1.8.	“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in San Francisco, California, U.S. or Tokyo, Japan are required by Applicable Law to remain closed.

1.9.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.10.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.11.	“C.F.R.” means the United States Code of Federal Regulations.

1.12.

“Change of Control” means: (a) the sale, lease, exchange, contribution, or other transfer of all or substantially all of a Party’s assets or business relating to this Agreement; (b) a merger, reorganization, consolidation, or similar transaction involving a Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least 50% of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, or similar transaction; or (c) a Person or entity, or group of Persons or entities, acting in concert, acquire more than 50% of the voting equity securities or management control of a Party.

1.13.

“Collaboration Activities” means any activities undertaken under the Research Plan by or on behalf of a Party, either solely or jointly with the other Party. For clarity, Collaboration Activities excludes all RayzeBio Activities.

1.14.

“Collaboration Know-How” means any Know-How developed or invented during the Research Term by a Party’s Inventor Group, in each case, in the performance of activities under this Agreement during the Term (including Collaboration Activities and RayzeBio Activities). Notwithstanding the foregoing, Collaboration Know-How excludes all Know-How included in either Party’s solely-owned Background Technology Improvements.

1.15.

“Collaboration Patent Rights” means any Patent Rights that (a) claim any Invention that is included in the Collaboration Know-How or (b) disclose any Collaboration Know-How. Notwithstanding the foregoing, Collaboration Patent Rights excludes all Patent Rights that claim or disclose either Party’s solely-owned Background Technology Improvements.

1.16.

“Collaboration Target” means one of the [***] Initial Targets, or a target that is successfully nominated as a “Collaboration Target” in accordance with Section 2.13.2, and in each case which has not been removed from this Agreement in accordance with its terms. The Parties shall, through the JRC, update Exhibit B from time to time to reflect a current list of Collaboration Targets. For clarity, Collaboration Targets do not include Terminated Targets. There may be no more than a combined total of [***] Collaboration Targets at any particular time, no more than [***] of which may be active under the Research Plan at any particular time (e.g., once PeptiDream has completed its Collaboration Activities under the Research Plan with respect to one of the first [***] Collaboration Targets, and RayzeBio has selected one or more Selected Conjugates and proceeded to subsequent activities with respect to such Collaboration Target consistent with Section 2.8.3, activities with respect to a seventh Collaboration Target may be commenced under the Research Plan).

1.17.	“Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights.

1.18.

“Commercialization” means any and all activities directed to the marketing, promotion, detailing, distribution, importing, having imported, exporting, having exported, pricing, reimbursement, offering for sale, and sale of a pharmaceutical product, but excluding activities directed to Manufacturing or Development. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.19.

“Commercially Reasonable Efforts” means, in relation to an obligation of a Party under this Agreement, efforts and resources that are consistent with similarly situated and similarly resourced companies in the biopharmaceutical industry for accomplishing an equivalent task in relation to products (including internally developed, acquired and in-licensed products) of a similar market potential or profit potential at a similar stage in development or product life, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, Regulatory Authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of Regulatory Approval and other relevant scientific, technical and commercial factors.

1.20.	“Common Interests” means all Equity Interests that are junior to the Preferred Interests with respect to the distribution of assets on the liquidation, dissolution or winding up of RayzeBio.

1.21.

“Confidential Information” of a Party means (a) all Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed by such Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement between AblateBio, Inc. (predecessor to RayzeBio) and PeptiDream dated June 23, 2019, and the Confidentiality Agreement between RayzeBio and PeptiDream dated April 9, 2020 (together, the “CDAs”)), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement; provided that, notwithstanding the foregoing, Background Technology Improvements that are owned solely by one Party shall be deemed to be the Confidential Information of the respective Party owning the Background Technology to which such Background Technology Improvements relate, irrespective of which Party discloses such Background Technology Improvements.

1.22.	“Conjugate” means any conjugate of a Hit and a chelator agent, including any linker or other connection between the Hit and chelator agent, that is made pursuant to the Research Plan.

1.23.

“Control,” “Controls,” or “Controlled by” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (b) with respect to Patent Rights, intangible Know-How, or other Intellectual Property Rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, intangible Know-How, or other Intellectual Property Rights on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense.

1.24.

“Cover,” “Covering,” or “Covers” means, as to a particular subject matter at issue and a claim of a relevant Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale or importation of such subject matter would infringe such Patent Right or, as to a pending claim included in such Patent Right, the making, using, selling, offering for sale or importation of such subject matter would infringe such pending claim if such claim were to issue in an issued patent without modification.

1.25.

“Derivative” means any compound that (a) is derived from or based directly on a Conjugate (including a Selected Conjugate), including through derivatization of the Hit portion of such Conjugate, and (b) is conceived, made, identified or developed by or on behalf of RayzeBio in the conduct of any Collaboration Activities or RayzeBio Activities. For the avoidance of doubt, Derivatives include any Peptidomimetic or any other peptidoderivative, small molecule or other substance derived from or based directly on a Conjugate (including a Selected Conjugate) and any prodrugs, analogs, adducts, metabolites, isomers, salts, free acids or bases, esters, hydrates or solvates of any Conjugate (including a Selected Conjugate).

1.26.

“Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, optimization, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and clinical trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product and interacting with Regulatory Authorities in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing (whether prior to or after receipt of Regulatory Approval), but excluding activities directed to Manufacturing or Commercialization. “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.27.	“Direct License” has the meaning set forth in Section 10.4.2.

1.28.

“Directed to” means, when used to describe the relationship between a macrocyclic/constrained peptide or Conjugate and a Collaboration Target, that the macrocyclic/constrained peptide or Conjugate is designed or is being developed to bind to, interact with, induce internalization or exert an effect on the Collaboration Target (or a portion thereof).

1.29.	“Dispute” has the meaning set forth in Section 11.1.

1.30.	“Effective Date” has the meaning set forth in the Preamble.

1.31.

“Equity Interests” means all shares of capital stock or other interests representing ownership of the equity and/or future profits of RayzeBio, which includes both Preferred Interests and Common Interests.

1.32.	“FCPA” has the meaning set forth in Section 8.4.3.

1.33.	“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.34.	“FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

1.35.

“Field” means the delivery of radioactive isotopes (radionuclides) for any and all human uses, including to image, diagnose or treat human diseases, in each case through use of macrocyclic/constrained peptides that are chelated or conjugated to such radioactive isotopes (radionuclides). For the avoidance of doubt, the Field excludes use of a peptide or any Conjugate (a) as a component of a drug delivery system for delivery to a target of any active pharmaceutical ingredient, molecule, compound or other material that is not for delivery of a radioactive isotope or radionuclide or (b) as an active pharmaceutical ingredient on its own, or (c) that is not chelated or conjugated to a radioactive isotope or radionuclide.

1.36.

“First Commercial Sale” means, with respect to a particular Licensed Product in a particular country, the first sale of such Licensed Product in such country that generates Net Sales by RayzeBio, its Affiliates or a Sublicensee, following receipt of Regulatory Approval.

1.37.	“Force Majeure Delay” has the meaning set forth in Section 12.9.

1.38.

“Fully Diluted Basis” means, as of a specified date, all of the Equity Interests of RayzeBio then-outstanding, plus any Equity Interests of RayzeBio issuable upon exercise of conversion of then-outstanding convertible securities, options, rights or warrants of RayzeBio (which shall be determined without regard to whether such securities are then vested, exercisable or convertible).

1.39.

“Governmental Authority” means any court, tribunal, agency, department, legislative body, commission or other instrumentality of any supra-national, national, state, county, city or other political subdivision in the world, including a Regulatory Authority.

1.40.

“Hit” means any macrocyclic/constrained peptide or peptide-mimetic that is Directed to a Collaboration Target and designed, identified, selected, synthesized, developed, validated or optimized by PeptiDream using PeptiDream Background Technology under the Research Plan. For clarity, a Hit does not contain a linker for attachment to a chelator and may be considered the essential target binding component of a Conjugate or Selected Conjugate.

1.41.	“Ineligible Sublicensees” has the meaning set forth in Section 10.4.2.

1.42.

“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical trials filed with or submitted to a Regulatory Authority in the Territory in conformance with the requirements of such Regulatory Authority.

1.43.	“IND-Enabling Study” means any study with the goal of using the results of such study to support the filing of an IND for a Licensed Product, including any “Phase 0” studies for a Licensed Product.

1.44.

“IND Acceptance” means (a) with respect to an IND for a Licensed Product filed with the FDA, either (i) a “may proceed” letter from the FDA in writing in response to a dossier submitted to the FDA; or (ii) expiration of the thirty (30) day period following the date of submission of an IND without receipt of notice from the FDA within such time period that the IND is subject to a clinical hold, whichever event ((i) or (ii)) occurs first, or (b) equivalent authorization to proceed with respect to an IND filed with or submitted to any Regulatory Authority outside the United States.

1.45.	“Initial Target(s)” means the [***] targets listed on Exhibit A of this Agreement, individually and collectively.

1.46.

“Intellectual Property Rights” means all proprietary rights throughout the world, however denominated (whether registered or unregistered), including (a) Patent Rights, (b) copyrights and design rights, (c) trade names, trademarks, service marks, logos, trade dress, and other brand names and indicia of ownership and all goodwill associated with any and all of the foregoing, (d) Know-How, (e) database rights, (f) domain names, and in each case ((a) through (f)), all applications and rights to apply for any of the foregoing.

1.47.	“Invention” means any process, method, composition of matter, article of manufacture, discovery, finding or any other invention that is conceived or reduced to practice (whether or not patentable).

1.48.	“Inventor Group” means with respect to a Party, any Persons contractually required to assign or license particular Intellectual Property Rights to such Party or any Affiliate of such Party.

1.49.	“Joint Collaboration Technology” has the meaning set forth in Section 3.3.3.

1.50.	“Joint Research Committee” or “JRC” has the meaning set forth in Section 2.10.1.

1.51.

“Know-How” means any information and materials, including records, discoveries, Inventions, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets, technology, compositions, reagents, constructs, compounds, discoveries, results of experimentation or testing, skill and experience, papers, invention disclosures, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all claims and rights related thereto (in each case, patentable, copyrightable, or otherwise).

1.52.

“Knowledge” means, with respect to a Party, the actual knowledge of (a) with respect to PeptiDream, [***], and (b) with respect to RayzeBio, [***], in each case ((a) and (b)), after due inquiry (including due inquiry of each Party’s internal patent counsel). For the purpose of this definition, “due inquiry” does not require investigation of Third-Party Patent Rights.

1.53.	“Liabilities” has the meaning set forth in Section 9.1.

1.54.

“Licensed Product” means any pharmaceutical preparation containing a Selected Conjugate or Derivative that is chelated to, or is capable of being chelated to, a radioactive isotope or radionuclide, in any and all forms, delivery systems, routes of administration, dosages and formulations, for use in the Field. For the avoidance of doubt, Licensed Product does not include any pharmaceutical preparation containing a Selected Conjugate or Derivative (a) as a component of a drug delivery system for delivery to a target of any molecule, active pharmaceutical ingredient, compound or other material that is not for delivery of a radioactive isotope or radionuclide, or (b) as an active pharmaceutical ingredient without being chelated to a radioactive isotope or radionuclide.

1.55.	“Licensed Technology” means, collectively, (a) the PeptiDream Collaboration Technology, and (b) the PeptiDream Selected Conjugate-Specific Background Technology.

1.56.

“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, shipping, storage, or freight of any pharmaceutical product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, and product characterization, but excluding activities directed to Development or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

1.57.	“Milestone Period” means [***].

1.58.

“Net Sales” means, with respect to a Licensed Product, the gross amount invoiced for sales of such Licensed Product, in arm’s length sales by RayzeBio or its Affiliates or Sublicensees to Third Parties (including distributors), less the following deductions from such gross amount which are actually incurred, allowed, paid, accrued, or specifically allocated in accordance with generally accepted international accounting principles (including U.S. generally accepted accounting principles (“GAAP”) or international financial reporting standards (“IFRS”)):

(a)

normal and customary trade, cash, prompt payment and quantity discounts actually given, coupons actually taken, credits, price adjustments or allowances for damaged products, billing errors, returns or rejections of products (to the extent not already reflected in the amount invoiced), including in connection with recalls, excluding commissions for commercialization;

(b)

adjustments, allowances, credits, fees, reimbursements, chargeback payments and rebates (or the equivalent thereof) actually given for the Licensed Product granted to group purchasing organizations or other buying groups, managed health care organizations, pharmacy benefit management companies, health maintenance organizations or any other providers of health insurance coverage, health care institutions (including hospitals) or other health care organizations, Third Party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies;

(c)

reasonable and customary freight, shipping insurance and other transportation expenses, each directly related to the sale of the Licensed Product to the extent included in the invoice (if actually borne by RayzeBio, its Affiliates or Sublicensees without reimbursement from any Third Party);

(d)

sales or excise taxes, tariffs and duties, (including, without limitation, VAT), and all other taxes and government charges related to the sale of the Licensed Product, and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), that the selling party allocates to sales of such Licensed Product in accordance with its standard policies and procedures consistently applied across its products, as applicable, in each case to the extent that each such item is actually borne by RayzeBio, its Affiliates, Sublicensees or distributors without reimbursement from any Third Party (but excluding taxes properly assessed or assessable against the income derived by RayzeBio or its Affiliates or Sublicensees from such sale);

(e)	reasonable distributors’, wholesalers’, inventory management and dispensing fees in connection with such Licensed Product;

(f)

amounts accrued for accounts receivable considered uncollectible in accordance with the selling party’s accounting practices, consistently applied (it being understood that any subsequent reductions in such accrual amounts due to collections in subsequent periods shall be included in Net Sales when such reductions occur); and

(g)	any other similar and customary deductions that are consistent with GAAP or IFRS, as applicable.

The transfer of Licensed Product among RayzeBio and its Affiliates and Sublicensees shall not be considered a Net Sale, unless any such transferee is the end user of the Licensed Product.

For the avoidance of doubt, disposal of Licensed Product for or use of Licensed Product in clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies or testing, shall not result in any Net Sales under this Section 1.58. The determination of Net Sales as defined by this Section 1.58 shall be determined from the books and records of RayzeBio, its Affiliates or its Sublicensees maintained in accordance with generally accepted international accounting principles (including GAAP or IFRS), consistently applied.

1.59.	“Officials” has the meaning set forth in Section 8.4.3.

1.60.

“Out-of-Pocket-Costs” means, with respect to specified activities of a Party, direct expenses paid or payable by a Party or its Affiliates or permitted licensees or Sublicensees to Third Parties (other than to employees of such Party or its Affiliates or permitted licensees or Sublicensees) that are specifically identifiable and incurred to conduct such activities.

1.61.	“Owning Party” has the meaning set forth in Section 3.5.2.

1.62.	“Party” or “Parties” has the meaning set forth in the Preamble.

1.63.

“Patent Rights” means (a) all patents and patent applications in any country or region, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, and (d) any and all substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.64.	“Payment” has the meaning set forth in Section 8.4.3.

1.65.

“Peptidomimetic” or “Peptide-mimetic” means a molecule designed to structurally mimic a peptide, which is orthosteric to the peptide in binding to its target, if applicable, and may contain canonical (natural) and/or non-canonical (non-natural) amino acids, side groups or bonding. As used in this Agreement, “Peptidomimetic” and “peptide-mimetic” may be used interchangeably.

1.66.	“PeptiDream Background Technology” means the PeptiDream PDPS Platform Technology and the PeptiDream Selected Conjugate-Specific Background Technology.

1.67.

“PeptiDream Collaboration Technology” means (a) the Collaboration Technology and all Intellectual Property Rights therein solely owned or Controlled by PeptiDream or any of its Affiliates; and (b) PeptiDream’s or any of its Affiliates’ interest in any Joint Collaboration Technology and all Intellectual Property Rights therein.

1.68.	“PeptiDream Indemnitee” has the meaning set forth in Section 9.2.

1.69.

“PeptiDream PDPS Platform Technology” means (a) all Know-How and Patent Rights that are (i) Controlled by PeptiDream or its Affiliates as of the Effective Date, or (ii) developed or invented by or on behalf of and Controlled by PeptiDream or its Affiliates during the Term, that in each case ((i) and (ii)) relate to (A) [***], (B) [***], or (C) [***] (b) Background Technology Improvements owned by PeptiDream and related to the Know-How or Patent Rights described in the foregoing clause (a).

1.70.	“PeptiDream Research Materials” means all Hits and Conjugates which PeptiDream provides to RayzeBio to enable RayzeBio to perform work under this Agreement.

1.71.

“PeptiDream Selected Conjugate-Specific Background Technology” means all (a) Know-How and Patent Rights that (i) are Controlled by PeptiDream or its Affiliates as of the Effective Date, or (ii) PeptiDream or its Affiliates come to Control during the Term outside of the performance of Collaboration Activities, which in each case ((i) and (ii)) do not constitute PeptiDream PDPS Platform Technology and in the case of (A) Patent Rights, Cover Selected Conjugates, and (B) Know-How, solely related to the Selected Conjugates and (b) Background Technology Improvements solely related to the Know-How or Patent Rights described in the foregoing clause (a).

1.72.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, joint stock company, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

1.73.

“Phase I Clinical Trial” means, for any Licensed Product, a human clinical trial of such Licensed Product that satisfies the requirements of 21 C.F.R. 312.21(a) or any equivalent study thereto outside of the United States.

1.74.	“Phase I Trial Initiation” means, with respect to a Phase I Clinical Trial of a Licensed Product, the first dosing of the first subject for such Phase I Clinical Trial.

1.75.

“Phase II Clinical Trial” means, for any Licensed Product, a human clinical trial of such Licensed Product that satisfies the requirements of 21 C.F.R. 312.21(b) or any equivalent study thereto outside of the United States; provided that if a Phase I Clinical Trial was conducted in patients with disease, such human clinical trial will be a Phase II Clinical Trial only after dose exploration has been completed, which may include multidose escalation and a specified dose(s) of the Licensed Product has been determined for further clinical evaluation in a Phase II Clinical Trial.

1.76.	“Phase II Trial Initiation” means, with respect to a Phase II Clinical Trial of a Licensed Product, the first dosing of the first subject for such Phase II Clinical Trial.

1.77.

“Phase III Clinical Trial” means, for any Licensed Product, a human clinical trial of such Licensed Product that satisfies the requirements of 21 C.F.R. 312.21(c) or any equivalent study thereto outside of the United States. A Phase III Clinical Trial includes any clinical trial of a Licensed Product that is intended (as of the time initiated) to obtain the efficacy and safety results and data sufficient for filing an application for Regulatory Approval. A trial that satisfies the definitions of both a Phase II Clinical Trial and a Phase III Clinical Trial (i.e., a phase II/III clinical trial) shall be considered a Phase III Clinical Trial for the purposes of this Agreement.

1.78.	“Phase III Trial Initiation” means, with respect to a Phase III Clinical Trial for a Licensed Product, the first dosing of the first subject for such Phase III Clinical Trial.

1.79.

“Preferred Interests” means Equity Interests in RayzeBio that are senior to the Common Interests with respect to the distribution of assets on liquidation, dissolution or winding up of RayzeBio. For clarity, Preferred Interests includes Series A Preferred Interests.

1.80.	“Project Leader” has the meaning set forth in Section 2.10.2.

1.81.

“Prosecute” or “Prosecution” means in relation to any Patent Rights, (a) to prepare and file patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant Governmental Authorities during examination, re-examination, and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions, revocation proceedings, inter partes reviews, post-grant reviews, or any equivalent proceedings, (c) to secure the grant of any Patent Rights arising from such patent application, (d) to maintain in force any issued Patent Right (including through payment of any relevant maintenance fees), and (e) to make all decisions with regard to any of the foregoing activities.

1.82.	“Publications” has the meaning set forth in Section 6.5.

1.83.

“RayzeBio Activities” means any Development, Manufacturing or Commercialization activities to be undertaken by or on behalf of RayzeBio under this Agreement, including with respect to (a) Selected Conjugates and (b) Licensed Products, other than activities under the Research Plan.

1.84.

“RayzeBio Background Technology” means all (a) Know-How and Patent Rights that (i) are Controlled by RayzeBio or its Affiliates as of the Effective Date, or (ii) RayzeBio or any of its Affiliates come to Control during the Term outside of the performance of Collaboration Activities or RayzeBio Activities; and (b) Background Technology Improvements solely related to Background Technology described in the foregoing clause (a).

1.85.

“RayzeBio Collaboration Technology” means (a) the Collaboration Technology and all Intellectual Property Rights therein solely owned or controlled by RayzeBio or any of its Affiliates; and (b) RayzeBio’s or any of its Affiliates’ interest in any Joint Collaboration Technology and all Intellectual Property Rights therein.

1.86.	“RayzeBio Indemnitee” has the meaning set forth in Section 9.1.

1.87.

“RayzeBio Research Materials” means any compounds, proteins, cells, transfection reagents, biological materials, reagents, assays, analytical assays and other materials, including chelator agents, linkers, modifiers or radio-pharmaceutical labels, that RayzeBio provides to PeptiDream to enable PeptiDream to perform work under the Research Plan.

1.88.

“Regulatory Approval” means all approvals necessary for the commercial marketing or sale of a pharmaceutical product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of applicable regulatory and notification requirements and, where required by Applicable Law, separate pricing and reimbursement approvals prior to sale of a pharmaceutical product.

1.89.

“Regulatory Authority” means any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council, or other government entity involved in regulating Development and granting Regulatory Approval for a pharmaceutical product in a regulatory jurisdiction, including the FDA and the European Medicines Agency.

1.90.

“Regulatory Exclusivity Period” means, with respect to a particular Licensed Product, the period of exclusivity (other than Patent Right exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in a particular country that confers exclusive marketing rights with respect to such Licensed Product in such country or prevents another Person from using, referencing or otherwise relying on data supporting the Regulatory Approval for such Licensed Product without the prior written consent of the Regulatory Approval holder, including regulatory data exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, pediatric exclusivity and orphan drug designations.

1.91.	“Representatives” has the meaning set forth in Section 8.4.3.

1.92.	“Research Collaboration” means the performance of the Collaboration Activities by the Parties under this Agreement.

1.93.

“Research Plan” means the research plan attached hereto on Schedule 1 outlining (a) the applicable Collaboration Activities to be undertaken thereunder and each Party’s undertakings and obligations with respect thereto, including any payment for costs and expenses (if any) to be reimbursed by RayzeBio in relation thereto, (b) the selection criteria for Hits and Conjugates, (c) the target product profile for Conjugates for each Collaboration Target, (d) deliverables to be provided by each Party, and (e) the specifications for Conjugates to be provided by PeptiDream to RayzeBio, as such Research Plan may be amended from time to time in accordance with Section 2.10.4.

1.94.

“Research Term” means the period of time commencing on the Effective Date and continuing until the second anniversary of the Effective Date; provided, however, that RayzeBio may, at its option, extend the Research Term for an additional period of one (1) year following the expiration of the initial two year term upon written notice to PeptiDream. Any additional extensions of the Research Term shall be subject to the mutual written agreement of the Parties.

1.95.	“Restricted Peptide” has the meaning set forth in Section 2.14.2.

1.96.	“Royalty Payments” has the meaning set forth in Section 7.3.1.

1.97.	“Royalty Rates” has the meaning set forth in Section 7.3.1.

1.98.

“Royalty Term” means, with respect to a particular Licensed Product in a particular country, the period beginning on the First Commercial Sale of such Licensed Product in such country and ending on the later of (a) expiration of the last-to-expire (i) Valid Claim in the Collaboration Technology or Licensed Technology or (ii) with respect to a Licensed Product containing a Derivative, Valid Claim of Patent Rights owned by RayzeBio or its Affiliates, in each case (i) and (ii) that Covers such Licensed Product in such country (each, a “Royalty Claim”), or (b) expiration of the Regulatory Exclusivity Period with respect to such Licensed Product in such country, or (c) [***] following the date of First Commercial Sale of such Licensed Product in such country.

1.99.	“Sales Milestone Event” has the meaning set forth in Section 7.2.2.

1.100.	“Sales Milestone Payments” has the meaning set forth in Section 7.2.2.

1.101.

“Selected Conjugate” means any Conjugate designed, created, identified, selected, synthesized, developed or optimized by PeptiDream or RayzeBio in the performance of Collaboration Activities or other activities under this Agreement that is Directed to a particular Collaboration Target and that (a) the JRC determines meets the applicable selection criteria in the Research Plan, (b) does not meet such criteria but is selected by RayzeBio pursuant to the process set forth in Section 2.8 or (c) is generated by PeptiDream in response to a request from RayzeBio under Section 2.8.3.

1.102.	“Selection Data” has the meaning set forth in Section 2.8.2(a).

1.103.	“Selection Date” has the meaning set forth in Section 2.8.2(a).

1.104.	“Senior Executive” means, with respect to each Party, such Party’s Chief Executive Officer or Chief Scientific Officer.

1.105.	“Series A Preferred Interests” means the Preferred Interests that will be sold to certain investors in RayzeBio in its first preferred stock equity financing after the Effective Date.

1.106.	“Subcontractor” has the meaning set forth in Section 2.3.

1.107.	“Sublicense” has the meaning set forth in Section 4.4.

1.108.	“Sublicensee” has the meaning set forth in Section 4.4.

1.109.	“Sublicensing Payments” has the meaning set forth in Section 7.5.1.

1.110.

“Sublicensing Revenue” means any consideration received by RayzeBio from a Third Party Sublicensee to which RayzeBio grants the right to Commercialize a Licensed Product as consideration for the grant of a sublicense under the Licensed Technology, including upfront fees, reimbursement of any research and development expenses incurred prior to the time at which the applicable Sublicense is granted, and license maintenance fees, received by RayzeBio in consideration for any such sublicense, but excluding only the following: (a) amounts received as a loan, (b) reimbursements of patent prosecution, maintenance, defense and enforcement expenses, (c) payments for the supply of products to the extent of the fully-burdened manufacturing cost thereof, (d) amounts received for the purchase of equity, (e) royalties and commercial milestone payments and any profit sharing payments, and (f) payments for research, development, and commercialization activities conducted after the Sublicense is granted for which RayzeBio is expected to be responsible.

1.111.	“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments, or fees of any nature (including any interest thereon), including value add taxes (VAT).

1.112.	“Term” has the meaning set forth in Section 10.1.

1.113.	“Terminated Conjugates” has the meaning set forth in Section 10.2.

1.114.	“Terminated Research Plan” has the meaning set forth in Section 10.2.

1.115.	“Terminated Targets” has the meaning set forth in Section 10.2.

1.116.	“Territory” means worldwide.

1.117.	“Third Party” means an entity other than RayzeBio and its Affiliates, and PeptiDream and its Affiliates. “Third-Party” means of or relating to a Third Party.

1.118.

“Third Party License Agreement” means any agreement entered into after the Effective Date with a Third Party, whereby royalties or milestone payments are to be paid to such Third Party based on the grant of rights under valid Patent Rights controlled by such Third Party in a country or countries, provided that such Patent Rights (a) are determined by RayzeBio to be reasonably necessary to Develop, Manufacture or Commercialize any Licensed Product free from infringement of such Patent Rights (“Necessary for Commercialization”) and (b) exclude any Patent Rights to the extent related to (i) radioactive isotopes or radionuclides, (ii) chelators for a radioactive isotope or radionuclide, (iii) any chemical linkers to such chelators or (iv) other drug delivery components for the delivery of radioactive isotopes or radionuclides.

1.119.

“Unavailable Target” means a target that is the subject of a written agreement or a written, agreed-upon term sheet containing key financial terms and transaction structure, in each case that is entered into by PeptiDream or any of its Affiliates and a Third Party under which PeptiDream grants (or in the case of a term sheet, agrees to grant) such Third Party rights relating to any research, Development, Manufacture, Commercialization or any other activities of any kind in the Field with respect to such target, for so long as such target remains the subject of such term sheet or agreement.

1.120.

“Valid Claim” means a claim of any issued, unexpired Patent Right that (i) has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and (ii) has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	RESEARCH COLLABORATION

2.1.

Research Collaboration Overview. The Parties have agreed to engage in the Research Collaboration in accordance with the terms set forth in this Agreement. The Research Collaboration is aimed at the discovery and optimization of chemical entities that bind the Collaboration Targets and will be conjugated to certain chelator agents to result in Selected Conjugates that satisfy the target product profile set forth in the Research Plan. The Parties will use Commercially Reasonable Efforts to perform their respective obligations under the Research Collaboration as further specified in this Agreement and in the Research Plan. The Research Plan will describe [***]. No activities under the Research Collaboration shall take place except as described in the Research Plan, and except as otherwise agreed by the Parties in writing, each Party shall be solely responsible for all costs it incurs to conduct its Collaboration Activities.

2.2.

Conduct of the Research Collaboration. Under the oversight of the JRC, each Party shall use Commercially Reasonable Efforts to (a) perform or cause to be performed its obligations under the Research Collaboration, and shall perform or cause to be performed such activities in good scientific manner and in compliance in all material aspects with all Applicable Law and with the terms of this Agreement and the Research Plan and (b) allocate sufficient time, effort, equipment and skilled personnel to complete such activities successfully and promptly. Neither Party makes any representation, warranty or guarantee that the activities conducted under the Research Collaboration will be successful, or that any particular result will be achieved.

2.3.

Subcontracting. PeptiDream may engage a contractor, subcontractor or other vendor (a “Subcontractor”) to perform any Collaboration Activities as set forth in the Research Plan or as otherwise agreed in writing by RayzeBio. RayzeBio may engage Subcontractors to perform Collaboration Activities as set forth in the Research Plan or as otherwise agreed in writing by PeptiDream and may engage Subcontractors to perform RayzeBio Activities. Any Subcontractor engaged by a Party to perform any Collaboration Activities or RayzeBio Activities shall, as a condition to such engagement, be required to enter into such agreements necessary for such Subcontractor to assign to such Party all rights of such Subcontractor in any intellectual property that would be assigned or licensed to the other Party hereunder if such intellectual property were invented by such engaging Party. A Party shall be responsible for the management of all of its permitted Subcontractors and shall remain fully liable to the other Party for the acts and omissions of such permitted Subcontractors. The engagement by a Party of any Subcontractor in compliance with this Section 2.3 shall not relieve such Party of its obligations under this Agreement or the Research Plan. Any agreement between a Party and a permitted Subcontractor pertaining to the Collaboration Activities shall be consistent with the provisions of this Agreement, including, without limitation, provisions regarding (i) confidentiality, (ii) transfer, use and return of Confidential Information and (iii) assignment of intellectual property, in each case ((i), (ii) and (iii)) to fully give effect to the provisions hereof.

2.4.

Collaboration Materials and Information Transfer for Research Collaboration. Each Party shall, without additional compensation and at such Party’s sole expense, (a) provide to the other Party the materials, sequences and documentation specified from time to time in this Agreement or the Research Plan, and (b) disclose and make available to the other Party, in whatever form such Party may reasonably request, Background Technologies reasonably required for such other Party’s conduct of its activities under the Research Collaboration or to collaboratively reach scientific consensus or decisions; provided, however, that PeptiDream shall only provide or disclose to RayzeBio such PeptiDream Background Technology as reasonably necessary for RayzeBio to perform its activities under the Research Collaboration or for RayzeBio to reach sound scientific and development decisions. Such information disclosed by PeptiDream may include analysis of raw screening results, sequences of binding families, and design of screens and counter-screens to maximize quality of the Hits. Provision of any Third Party technology or materials under this Section 2.4 shall be subject to the provisions of Section 2.7.

2.5.

Property of RayzeBio. As between the Parties, all RayzeBio Research Materials will remain at all times the property of RayzeBio. No RayzeBio Research Materials, or any sequences, derivatives, analogs, modifications, or components thereof, may be transferred, delivered or disclosed (subject to exceptions to disclosure of Confidential Information) to any Third Party without the prior written approval of RayzeBio. PeptiDream may only use the RayzeBio Research Materials related to a particular Collaboration Target for the Collaboration Activities set forth in the Research Plan for such Collaboration Target and for no other purpose. PeptiDream will not distribute or release the RayzeBio Research Materials to any Person other than PeptiDream’s laboratory personnel under the direct supervision of PeptiDream or its Subcontractors. PeptiDream will not use the RayzeBio Research Materials in connection with any Development that is subject to consulting or licensing obligations to any Third Party. PeptiDream will use the RayzeBio Research Materials in compliance with all Applicable Law.

2.6.

Property of PeptiDream. As between the Parties, all PeptiDream Research Materials will remain at all times the property of PeptiDream. No PeptiDream Research Materials, or any sequences, derivatives, analogs, modifications, or components thereof, may be transferred, delivered, or disclosed (subject to exceptions to disclosure of Confidential Information) to any Third Party without the prior written approval of PeptiDream, except that RayzeBio may provide such materials to Subcontractors. RayzeBio may only use the PeptiDream Research Materials related to a particular Collaboration Target for the Collaboration Activities set forth in the Research Plan for such Collaboration Target, or otherwise to exercise its rights or perform its obligations under this Agreement, and for no other purpose. RayzeBio will not distribute or release the PeptiDream Research Materials to any Person other than RayzeBio’s laboratory personnel under the direct supervision of RayzeBio or its Subcontractors. RayzeBio will not use the PeptiDream Research Materials in connection with any Development that is subject to consulting or licensing obligations to any Third Party. RayzeBio will use the PeptiDream Research Materials in compliance with all Applicable Law. Notwithstanding the foregoing, the restrictions in this Section 2.6 do not apply with respect to Selected Conjugates following the Selection Date therefor, or Derivatives thereof.

2.7.

Third Party Technology and Materials. The Parties acknowledge that each Party may have or acquire rights to Third Party technology or materials that are reasonably necessary or desirable for the Research Collaboration (“Third Party Technology and Materials”), and that the Parties may desire to use such Third Party Technology and Materials in the conduct of the Research Collaboration. PeptiDream will not use any Third Party Technology and Materials in the Research Collaboration unless and until the Parties agree to (a) the terms applicable to such use and (b) allocation between the Parties of any payments owed to such Third Party on account of such use and any subsequent incorporation into Selected Conjugates.

2.8.	Development and Selection of Hits and Selected Conjugates.

2.8.1.

Hit Selection. PeptiDream will be responsible for using Commercially Reasonable Efforts to identify Hits for each Collaboration Target. On an ongoing basis, PeptiDream will disclose to RayzeBio, though the JRC, the sequence of each Hit and its consensus sequence families, homologues or other trends, along with information about synthesis and formulation and any other information reasonably requested by RayzeBio with respect to the Hits. PeptiDream will also provide information about [***] and other characteristics set forth in the Research Plan[***]. RayzeBio will identify which Hits meet the selection criteria for advancement to Conjugate. The JRC will determine which Hits will be conjugated to chelator agents by PeptiDream to generate Conjugates. The Parties will discuss the design of the Conjugate and best practice for conjugating the Hit to a chelator. For a given Hit, the Parties may determine that more than one Conjugate should be evaluated. The Parties may collaboratively design the Conjugates and, in certain situations, may choose to generate more than one Conjugate per Collaboration Target for comparison and optimization of Hits. PeptiDream will promptly use Commercially Reasonable Efforts to generate Conjugates with all Hits selected by the JRC. All rights in any unselected Hits (unless included in Derivatives) will remain with PeptiDream.

2.8.2.	Selection of Selected Conjugates.

(a)

As determined by the JRC, PeptiDream may repeat certain aspects of the in vitro triage previously applied to Hits to Conjugates to ensure that certain results or qualities are maintained or improved in the presence of the chelator. Such testing includes [***]. Hits and/or Conjugates may be evaluated in such [***] studies. The [***] studies will seek to evaluate presence [***], are important criteria for RayzeBio to proceed with the remainder of radiopharmaceutical drug development activities, including pre-clinical and clinical development. These criteria are elaborated on in the Research Plan. For each Collaboration Target, PeptiDream shall provide the JRC with all data resulting from the [***] studies under the Research Plan, as well as any other material information in PeptiDream’s or its Affiliates’ possession or Control that PeptiDream deems reasonably useful in facilitating RayzeBio’s selection of Conjugates, within [***] after completing such studies (the “Selection Data”). The JRC will promptly conduct an ad hoc meeting to review and discuss such Selection Data. After review and discussion of the Selection Data, the JRC will collaboratively determine which Conjugates satisfy the selection criteria set forth in the Research Plan.

(b)

Any Conjugates that (a) the JRC determines satisfy the criteria set forth in the Research Plan or (b) that does not satisfy such selection criteria in the Research Plan but which RayzeBio otherwise wishes to advance, in each case may be selected by RayzeBio during the Research Term (or within [***] after the end of the Research Term) as a Selected Conjugate for further Development into Licensed Products, by providing written notice to PeptiDream specifying the Conjugate to be the subject of such election and the date of delivery of such notice shall be the “Selection Date” with respect to such Conjugate, which shall thereafter be deemed to constitute a Selected Conjugate. PeptiDream shall promptly transfer such Selected Conjugate to RayzeBio for further evaluation. While RayzeBio is conducting its evaluations, it may request PeptiDream repeat [***]. Following the Selection Date for any particular Selected Conjugate, RayzeBio and PeptiDream shall take the additional actions described in this Agreement to effectuate the transfer of Development of such Selected Conjugate to RayzeBio as RayzeBio Activities. All rights in any Hits associated with Conjugates that do not become Selected Conjugates will remain with PeptiDream.

2.8.3.

Subsequent Activities. RayzeBio shall, at its discretion, conduct pre-clinical and toxicology or pre-IND enabling studies with respect to one or more Selected Conjugates to one or more Collaboration Targets. RayzeBio shall communicate study results to PeptiDream. Upon RayzeBio’s reasonable request and at RayzeBio’s sole expense, PeptiDream will use Commercially Reasonable Efforts to make derivatives of Selected Conjugates to modify molecular characteristics and behavior in vivo, and any resulting conjugate will be deemed a Selected Conjugate. For clarity, RayzeBio shall at all times have the right to make Derivatives, itself or through an Affiliate or Subcontractor, including by derivatizing Hits and subsequently conjugating them to chelator agents, and shall not be obligated to request that PeptiDream conduct any further modification or characterization of Hits or Selected Conjugates.

2.9.	No Warranties.

2.9.1.

RayzeBio Research Materials. PEPTIDREAM UNDERSTANDS THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, ALL RAYZEBIO RESEARCH MATERIALS ARE SUPPLIED ON AN “AS IS” AND “WHERE IS” BASIS. PEPTIDREAM ACKNOWLEDGES THAT THE RAYZEBIO RESEARCH MATERIALS ARE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS, THAT PEPTIDREAM IS AWARE OF THE RISKS OF WORKING WITH EXPERIMENTAL MATERIAL, AND THAT PEPTIDREAM WILL STRICTLY ADHERE TO PROPER LABORATORY PROCEDURES FOR HANDLING MATERIAL WITH UNKNOWN HAZARDS AND ANY OTHER INSTRUCTIONS PROVIDED BY RAYZEBIO WITH RESPECT TO SUCH RAYZEBIO RESEARCH MATERIALS. THE RAYZEBIO RESEARCH MATERIALS WILL NOT BE USED IN HUMANS BY OR ON BEHALF OF PEPTIDREAM.

2.9.2.

PeptiDream Research Materials. RAYZEBIO UNDERSTANDS THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, ALL PEPTIDREAM RESEARCH MATERIALS ARE SUPPLIED ON AN “AS IS” AND “WHERE IS” BASIS. RAYZEBIO ACKNOWLEDGES THAT THE PEPTIDREAM RESEARCH MATERIALS ARE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS, THAT RAYZEBIO IS AWARE OF THE RISKS OF WORKING WITH EXPERIMENTAL MATERIAL, AND THAT RAYZEBIO WILL STRICTLY ADHERE TO PROPER LABORATORY PROCEDURES FOR HANDLING MATERIAL WITH UNKNOWN HAZARDS AND ANY OTHER INSTRUCTIONS PROVIDED BY PEPTIDREAM WITH RESPECT TO SUCH PEPTIDREAM RESEARCH MATERIALS. EXCEPT WITH RESPECT TO FURTHER DEVELOPMENT OF SELECTED CONJUGATES, THE PEPTIDREAM RESEARCH MATERIALS WILL NOT BE USED IN HUMANS BY OR ON BEHALF OF RAYZEBIO.

2.10.	Research Collaboration Governance.

2.10.1.

Composition of the Joint Research Committee. The Research Collaboration will be conducted under the direction of a joint research committee (the “JRC”) comprised of an equal number of representatives from each Party, up to [***] representatives of RayzeBio (who will be employees of RayzeBio) and up to [***] representatives of PeptiDream (who will be employees of PeptiDream). Each Party may change its representatives to the JRC from time-to-time in its sole discretion, effective upon notice to the other Party of such change. Each Party’s representatives to the JRC will have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Collaboration Activities being performed under the Research Collaboration at the applicable time, and sufficient seniority to make decisions within the JRC’s authority. The JRC will be chaired by a representative of PeptiDream; such chair will have no decision-making authority beyond that of the other JRC representatives.

2.10.2.

Project Leaders. One member of the JRC from RayzeBio and one member of the JRC from PeptiDream will direct and supervise the performance of the Research Collaboration and all Collaboration Activities to be performed by RayzeBio and PeptiDream under this Agreement (each, a “Project Leader”). The Project Leaders will be the primary contact between the Parties with respect to the Research Collaboration. Each Party may change its Project Leader at any time during the Research Term and will notify the other Party as soon as practicable upon any such change of Project Leader.

2.10.3.

Meetings of the JRC. During the Research Term, the JRC will meet in accordance with a schedule established by written agreement of the Parties, but no less frequently than [***], with the location for such meetings alternating between locations designated by RayzeBio and locations designated by PeptiDream. Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment. PeptiDream will not unreasonably withhold its agreement to more frequent meetings if requested by RayzeBio. In addition, either Party may call an ad hoc meeting of the JRC on [***] notice. Following the Research Term, during the conduct of any activities that are co-funded by the Parties pursuant to Section 7.7, the JRC will meet in accordance with a schedule that the JRC determines. From time-to-time, either Party may invite additional employees of such Party and, with the prior written consent of the other Party, other representatives or consultants, to attend JRC meetings, so long as such representatives or consultants agree in writing to obligations of non-use and confidentiality at least as stringent as those set forth in Article 6 and enter into such agreements necessary for such representative or consultant to be a member of such Party’s Inventor Group for purposes of this Agreement. Each Party will bear its own expenses related to the attendance at the meetings of the JRC by its representatives. At the conclusion of each meeting, the JRC will decide which Party shall prepare and circulate for review and approval of the Parties minutes of such meeting within [***] after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than [***] after such meeting.

2.10.4.

Scope of JRC Oversight. The JRC will be responsible for overseeing and providing overall coordination of the Research Collaboration, and facilitating communication between the Parties with respect to activities that are co-funded by the Parties pursuant to Section 7.7, including to: (a) make overall prioritizations between Collaboration Activities with respect to the Collaboration Targets, including determining when to commence activities with respect to a particular Collaboration Target; (b) monitor overall Research Collaboration progress, including discussing data related to any Hits and Conjugates to determine which Hits to conjugate and whether any Hits and Conjugate meet the applicable selection criteria; (c) review and approve any amendments to the Research Plan; (d) update the list of Collaboration Targets attached as Exhibit B to reflect the addition or removal of any targets pursuant to Section 2.13; (e) determine whether Conjugates meet the applicable selection criteria in the Research Plan to be selected as Selected Conjugates under this Agreement; and (f) exercise such other authorities and responsibilities as are expressly assigned to the JRC hereunder or in the Research Plan. With respect to any co-funded activities for a Licensed Product, unless otherwise agreed by the Parties in writing, the JRC’s role will be communication only, and the JRC will not have any decision-making authority with respect to such activities.

2.10.5.

Decisions of the JRC. Decisions of the JRC will be made by [***], with each Party’s representatives collectively having [***]. It is understood that the expertise of both Parties is valuable for sound decision-making and wherever practical, both Parties will in good faith work collaboratively to reach sound final decisions conducive to successful Development. If the JRC cannot or does not, after good-faith efforts, reach agreement on an issue with respect to which it has authority within the scope of the JRC’s authority pursuant to Section 2.10.4, then such issue will be referred to the Senior Executives of each Party for resolution in good faith. If the Senior Executives of each Party are unable to resolve such dispute within [***] of such referral, then [***] shall have the final decision-making authority with respect to such issue unless it relates to the prioritization of Collaboration Targets, determining when to commence activities on a particular Collaboration Target, the criteria for selection of Hits or Selected Conjugates, the determination of whether such criteria are satisfied by any Hit or Conjugate, or the selection of Hits for conjugation (in which case [***] shall have the final decision-making authority with respect to such issues), provided however, that neither Party shall be obligated, as a result of a final decision by the other Party, to violate any obligation or agreement it may have with a Third Party or to incur any additional costs not agreed to in writing by such Party. The status quo shall be maintained until the dispute has been resolved.

2.10.6.

Limitations on JRC Decisions. Notwithstanding anything to the contrary set forth in this Agreement, the JRC will not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) amend the Research Plan in a manner that would cause either Party to incur additional expenses for activities not contemplated in the Research Plan (prior to giving effect to such amendment) unless otherwise agreed to in writing by the Parties.

2.10.7.

Limitations of JRC Responsibility after the Research Term. Upon expiration (or earlier termination) of the Research Term, the JRC will have a final meeting to review the results of the Research Collaboration. Following such meeting, the JRC’s responsibility with respect to further Development of each Licensed Product containing Selected Conjugates shall be limited to reviewing and discussing the RayzeBio Activities that are co-funded under Section 7.7, and the JRC shall have no further decision-making rights with respect to any Licensed Products. The JRC’s existence shall end on the later of (a) the date on which the Research Term expires or is terminated, (b) the expiration of all of PeptiDream’s co-funding rights under Section 7.7 or (b) the date on which PeptiDream’s co-funding obligations for the development of any Licensed Product under Section 7.7 cease.

2.11.

Records. PeptiDream and RayzeBio each shall maintain, or cause to be maintained, records of its respective activities under the Research Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective activities under the Research Collaboration, and which shall be retained by such Party for at least [***] after the expiration of the Research Term, or for such longer period as may be required by Applicable Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect, or obtain access to, any such records in the other Party’s possession reasonably necessary for Development, patent and regulatory purposes related to, or to ensure compliance with, this Agreement.

2.12.

Reports. During the Research Term, each Party will compile written reports for each Collaboration Target on a [***] basis to update the other Party on the status of the Collaboration Activities being performed for such Collaboration Target. The JRC will review such [***] update reports for each Collaboration Target, review relevant data, consider and advise on any technical issues that arise, and consider issues of priority. Such reports must be sufficient in content to allow the other Party to evaluate the progress of the Collaboration Activities in relation to the requirements of this Agreement and the Research Plan and the goals of the Research Collaboration.

2.13.	Target Listing, Nomination and Replacement.

2.13.1.

Target Listing Subject to the terms and conditions of this Section 2.13, RayzeBio shall be permitted to include up to [***] Collaboration Targets under this Agreement at any time, as further set forth below. The JRC shall update Exhibit B from time to time in accordance with this Agreement to include the then-current list of Collaboration Targets, as further set forth below. As of the Effective Date, the [***] Initial Targets constitute the only Collaboration Targets. In order to add additional Collaboration Targets, a particular target must be nominated as a Collaboration Target as set forth below.

2.13.2.

Collaboration Target Nomination. At any point during the Research Term, and subject to the limitations set forth in Section 1.16, RayzeBio may nominate a target to the Research Plan as an additional Collaboration Target, or as a replacement to a Collaboration Target terminated pursuant to Section 2.13.3, by providing PeptiDream with written notice identifying the target. If RayzeBio nominates any target that is an Unavailable Target as of the date of its nomination, PeptiDream shall promptly, but in no event more than [***] following nomination, provide RayzeBio with written notice that such target is an Unavailable Target, and such nomination by RayzeBio shall have no further effect. In such case, RayzeBio may nominate an alternative target for consideration as a Collaboration Target. If RayzeBio nominates any target that is not an Unavailable Target as of the date of nomination, PeptiDream shall have [***] to either approve or reject in writing such proposed target as a Collaboration Target, in PeptiDream’s sole discretion. If PeptiDream so approves in writing, such proposed target will become a Collaboration Target under this Agreement. PeptiDream shall promptly notify RayzeBio if any target nominated by RayzeBio under this Section 2.13.2 that was at such time an Unavailable Target ceases to be an Unavailable Target at any time during the Research Term.

2.13.3.	Collaboration Target Replacement.

(a)

Termination of Collaboration Target for Technical Reasons. RayzeBio shall have the right to terminate all Collaboration Activities with respect to a Collaboration Target at any time during the Research Term on written notice to PeptiDream if the JRC reasonably believes, based on data generated by PeptiDream, that PeptiDream is unlikely to generate Hits and/or Conjugates that meet the applicable selection criteria in the Research Plan in a satisfactory time period as determined by both Parties. Upon such termination, (a) such Collaboration Target will be deemed a Terminated

Target; (b) the portion of the Research Plan with respect to such Terminated Target shall be deemed a Terminated Research Plan; (c) any Selected Conjugate that has been generated under such Terminated Research Plan(s) shall be deemed a Terminated Conjugate; and (d) all rights with respect to each Terminated Research Plan, Terminated Target and Terminated Conjugate granted by one Party to the other shall terminate. RayzeBio may thereafter during the Research Term propose to designate a target as a replacement Collaboration Target pursuant to Section 2.13.2. [***] Collaboration Targets that RayzeBio may make under this Section 2.13.3(a). For clarity, this Section 2.13.3(a) is meant to recognize that technical success of the PeptiDream Background Technology and meeting the applicable criteria set forth in the Research Plan is not guaranteed. It is understood that the Parties will work collaboratively and diligently to diagnose and minimize technical failures, and that termination of Collaboration Targets and replacement with Replacement Targets will not be executed superficially or frivolously. RayzeBio also recognizes that on occasion, as a result of data and learnings during the course of the Research Collaboration, the criteria set forth in the Research Plan may need to be adjusted accordingly, and such adjustments may be implemented by the JRC’s amendment to the Research Plan.

(b)

Termination of Collaboration Target for Biology Reasons. In addition to the replacement rights set forth in Section 2.13.3(a), RayzeBio shall have the right, at any time during the Research Term, for up to [***] Collaboration Targets, to nominate in writing a target as a replacement for a Collaboration Target pursuant to Section 2.13.2; provided that (a) each Collaboration Target that is being replaced shall be deemed a Terminated Target; (b) the portion of the Research Plan with respect to such Terminated Target shall be deemed a Terminated Research Plan; (c) any Selected Conjugate that has been generated under such Terminated Research Plan(s) shall be deemed a Terminated Conjugate; and (d) all rights with respect to each Terminated Research Plan, Terminated Target and Terminated Conjugate granted by one Party to the other shall terminate. For clarity, if RayzeBio nominates a target as a replacement for a given Collaboration Target under this Section 2.13.3(b) and such replacement is effected, and then (i) nominates another target as a replacement for such newly-designated Collaboration Target under this Section 2.13.3(b), or (ii) nominates a target as a replacement for a different Collaboration Target under this Section 2.13.3(b), then RayzeBio shall have no further rights under this Section 2.13.3(b) to replace a Collaboration Target (but shall retain all rights under Section 2.13.3(a)).

2.14.	Exclusivity.

2.14.1.

Except in the conduct of Collaboration Activities pursuant to this Agreement, PeptiDream shall not, itself or with or through an Affiliate or Third Party, conduct any activities with respect to, and shall not enter into any agreement with any Third Party with respect to, designing, identifying, selecting, synthesizing, developing, validating, optimizing, or creating any macrocyclic/constrained peptide that is Directed to a Collaboration Target for use in the Field (collectively, “Prohibited Activities”), until the earlier of (i) the date on which such Collaboration Target becomes a Terminated Target, (ii) the date on which all Selected Conjugates Directed to such Collaboration Target become Terminated Conjugates, or (iii) the termination or expiration of the Research Term.

2.14.2.

RayzeBio may notify PeptiDream upon commencing, for any Selected Conjugate or Derivative, [***] will identify the Hit or derivatization of Hit included in the applicable Selected Conjugate or Derivative (the “Restricted Peptide”). Effective upon receipt of each [***], PeptiDream and its Affiliates shall not conduct, and shall not grant any Third Party any rights to conduct, any Prohibited Activities with respect to the Collaboration Target to which such Restricted Peptide is directed or any research, development, manufacture or commercialization of any product in the Field that is directed to such Collaboration Target until the earlier of (i) the date on which such Collaboration Target becomes a Terminated Target or (ii) the effective date of termination of this Agreement with respect to such Collaboration Target.

2.14.3.

Notwithstanding anything to the contrary in this Agreement, the restrictions on PeptiDream set forth in Section 2.14.1 and Section 2.14.2 shall not apply to any Third Party that acquires PeptiDream after the Effective Date (whether by transfer or sale of all or any portion of PeptiDream’s assets, equity or business, or by a Change of Control or similar business combination transaction or otherwise) or the Affiliates of such Third Party (other than PeptiDream and PeptiDream’s Affiliates existing immediately prior to the closing of such acquisition), if such Third Party or any such Affiliate of such Third Party is conducting any activities that are prohibited under Section 2.14.1 or 2.14.2 at the closing of the acquisition (the “Competing Program”) (but will apply to any activities of such Third Party or its Affiliates commenced after the closing of such acquisition); provided that (a) PeptiDream shall cause the Third Party to use commercially reasonable efforts to Divest the Competing Program within [***] after the closing of such acquisition, and PeptiDream shall ensure that the Third Party completes such Divestment within [***] after the closing of such acquisition; and (b) the conduct of such Competing Program by such Third Party or such Affiliates during such [***] period shall not be deemed a breach of PeptiDream’s obligations in Section 2.14.1 or 2.14.2, provided that such Third Party or its Affiliate (A) conducts such Competing Program independently of the activities under this Agreement; (B) does not use any Licensed Technology or PeptiDream Background Technology or Confidential Information of RayzeBio in the conduct of such Competing Program; (C) establishes reasonable internal safeguards designed to ensure that the foregoing requirements are satisfied, which safeguards shall be subject to RayzeBio’s review and comment; and (D) does not use in such Competing Program any individuals who conducted any activities under this Agreement. “Divest” means the sale or transfer of rights to the Competing Program to a Third Party without continued collaboration or research development or commercialization activities with respect to such Competing Program.

3.	INTELLECTUAL PROPERTY

3.1.

Background Technology. As between the Parties, Background Technology will remain owned by the Party that owns or controls such Background Technology, whether existing as of the Effective Date or identified or developed during the Term or thereafter. Accordingly, for the avoidance of doubt, (a) PeptiDream will own all rights, title, and interests in and to the PeptiDream Background Technology, and (b) RayzeBio will own all rights, title, and interests in and to the RayzeBio Background Technology.

3.2.

Ownership of Background Technology Improvements. Notwithstanding any other provision of this Agreement, Background Technology Improvements will belong to (a) the respective Party owning the Background Technology to which any such Background Technology Improvement solely relates, or (b) both Parties (thereafter to be treated as Joint Collaboration Technology) if such Background Technology Improvement relates to both Parties’ Background Technology, in each case ((a) and (b)) irrespective of which Party made the Background Technology Improvement.

3.3.

Ownership of Technology Developed in the Research Collaboration or Under this Agreement. Except to the extent constituting Background Technology Improvements, all Collaboration Technology and all Intellectual Property Rights therein shall be owned as follows:

3.3.1.

Irrespective of inventorship, PeptiDream shall own all Collaboration Technology and all Intellectual Property Rights therein that relate to [***] and such [***] IP shall be deemed to be PeptiDream Collaboration Technology for all purposes under this Agreement.

3.3.2.

Irrespective of inventorship, RayzeBio shall own all Collaboration Technology and all Intellectual Property Rights therein that relate to [***], and such [***] IP shall be deemed to be RayzeBio Collaboration Technology for all purposes under this Agreement.

3.3.3.

All Collaboration Technology and all Intellectual Property Rights therein other than [***] (“Other Collaboration Technology”) shall be owned by inventorship, such that (a) the Party whose Inventor Group solely developed, invented, or conceived such Other Collaboration Technology shall solely own such Other Collaboration Technology, and (b) Other Collaboration Technology developed, invented, or conceived jointly by one or more members of each Party’s Inventor Group shall be jointly owned by the Parties (“Joint Collaboration Technology”). Subject to the payment obligations, licenses, and other terms set forth herein, including Section

2.14, each Party shall have the right to freely exploit Joint Collaboration Technology, including the right to grant a license under such Party’s interest in the Joint Collaboration Technology, without accounting to the other Party, and each Party hereby consents to the other Party so exploiting and licensing the Joint Collaboration Technology.

3.3.4.	This Agreement is a joint research agreement within the meaning of pre-AIA 35 U.S.C. § 103(c) and AIA 35 U.S.C. § 102(c).

3.4.

Disclosure. Each Party will promptly disclose to the other Party all Inventions and Know-How within (a) the Background Technology Improvements related to the other Party’s Background Technology (as applicable), (b) [***] IP, (c) [***] IP, or (d) the Joint Collaboration Technology, in each case ((a) through (d)) that such Party’s Inventor Group develops, invents, conceives or reduces to practice, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to such Party by its Inventor Group. Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

3.5.	Assignment of Intellectual Property Rights.

3.5.1.	Assignments.

(a)

PeptiDream Assignment of RayzeBio Background Technology Improvements and [***] IP. PeptiDream will and hereby does assign to RayzeBio all of its rights, title, and interests in and to all (A) Background Technology Improvements solely relating to the RayzeBio Background Technology and (B) [***] IP, and RayzeBio hereby accepts such assignment.

(b)

RayzeBio Assignment of PeptiDream Background Technology Improvements and [***] IP. RayzeBio will and hereby does assign to PeptiDream all of its rights, title, and interests in and to all (A) Background Technology Improvements solely relating to the PeptiDream Background Technology and (B) [***] IP, and PeptiDream hereby accepts such assignment.

(c)

Either Party’s Assignment of Background Technology Improvements Constituting Joint Collaboration Technology. Each Party will and hereby does assign to the other Party a joint, undivided right, title, and interest in and to all Background Technology Improvements that relate to both the RayzeBio Background Technology and PeptiDream Background Technology, and the other Party hereby accepts such assignment.

3.5.2.

Cooperation and Assistance. The Party required to assign to the other Party rights in any Invention or Know-How under this Agreement (the “Assigning Party” and the “Owning Party”, respectively) will take (and cause its Affiliates, and their respective employees, agents, and contractors to take) such further actions reasonably requested by the Owning Party to evidence such assignment, including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good-faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by the Owning Party to establish and perfect its rights in any such Invention or Know-How. The Assigning Party will obligate its Inventor Group to assign all Intellectual Property Rights in the applicable Invention and Know-How to the Assigning Party (or directly to Owning Party) so that the Assigning Party can comply with its obligations under this Section 3.5.2, and the Assigning Party will promptly obtain such assignment. If the Assigning Party is unable to assign any Intellectual Property Rights in such Invention or Know-How, then the Assigning Party hereby grants and agrees to grant to the Owning Party a royalty-free, fully paid-up, exclusive (even as to the Assigning Party, subject to the terms of this Agreement, including the licenses, if any, granted to the Owning Party pursuant to Article 4), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Invention and Know-How and all Intellectual Property Rights therein for any and all purposes.

3.5.3.

Employee Matters. Each Party will ensure that all of its employees and consultants that are supporting the performance of its obligations or exercise of its rights under this Agreement will have executed agreements assigning to such Party all Intellectual Property Rights made during the course of and as the result of the performance of activities under this Agreement, and obligating the individual upon request to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and Prosecution of any Patent Rights claiming or otherwise Covering applicable Inventions and Know-How and obligating the individual to obligations of confidentiality and non-use regarding Confidential Information on materially similar terms to those set forth in Article 6.

3.6.

Inventorship. Inventorship will be determined in accordance with the U.S. patent laws. Each Party agrees to maintain documentation or information useful in the determination of inventorship for all Patent Rights in the Collaboration Technology, and each Party agrees to provide the other Party such documentation or information as reasonably requested.

3.7.

Patent Prosecution. The Parties agree that in light of the allocation of ownership of Collaboration Technology as provided in Section 3.3, patent applications in the Licensed Technology and patent applications in the [***] IP that disclose the same peptides will be filed on the same day. Accordingly, the Parties agree to coordinate such filings as set forth in this Section 3.7.

3.7.1.

Patent Rights within the Licensed Technology. As between the Parties, [***] will have the sole and exclusive right to Prosecute, in [***]’s name and at [***]’s sole cost and expense, all Patent Rights within the Licensed Technology; provided that [***] shall coordinate the timing of filing all patent applications in the Licensed Technology with [***] and shall not file any such patent application without [***]’s review and prior written consent, which shall not be unreasonably withheld. During such Prosecution, [***] will keep [***] informed in a timely fashion with respect to the strategy of such Prosecution and shall promptly provide [***] with all substantive correspondence received from any patent authority in connection with such prosecution. In addition, [***] shall promptly provide [***] with drafts of all proposed substantive filings and correspondence to any patent authority with respect to such Patent Rights for [***]’s review and comment, and shall consider in good faith [***]’s reasonable comments prior to submitting such filings and correspondence. [***] shall not file in any patent application in the Licensed Technology any claims that recite any conjugate of a peptide or peptide-mimetic with a chelator agent or linker without [***]’s prior written consent. [***] will reasonably cooperate with [***] in the Prosecution of all such Patent Rights, including as set forth in Section 3.7.5. Notwithstanding [***]’s Prosecution of Patent Rights, [***] shall not be liable for, and shall not be deemed to make any representation or warranties regarding, the patentability thereof.

3.7.2.

Joint Patent Rights. Patent Rights within any Joint Collaboration Technology shall be jointly Prosecuted by the parties using patent counsel reasonably agreed by the Parties. The Parties will jointly control and will share costs relating to the Prosecution of all such Patent Rights within the Joint Collaboration Technology equally unless otherwise agreed; provided that [***] will take the lead with respect to the Prosecution of such Patent Rights. [***] will consider in good faith any reasonable input provided by [***]. Should one Party decide to cease co-funding any of the Prosecution of such Patent Rights in a particular country, that Party shall notify the other Party in writing and offer the other Party the opportunity to continue Prosecution of such Patent Rights. Without limiting the generality of the foregoing, any such notice shall come no less than [***] in advance of any decision or action needed to continue with such Patent Rights. If the other Party should decide to continue Prosecution with respect to such Patent Rights, the other Party can do so at its sole discretion without obligation to seek input from the non-funding Party and shall bear all costs associated therewith, and all rights of the non-funding Party under this Agreement shall cease with respect to any such Patent Rights, and all right, title and interest of the non-funding Party in such Patent Rights shall be assigned to the other Party.

3.7.3.

Patent Rights within the [***] IP. As between the Parties, [***] will have the sole and exclusive right to Prosecute, in [***]’s name and at [***]’s sole cost and expense, all Patent Rights within the [***] IP. During such Prosecution, [***] will keep [***] informed in a timely fashion with respect to the strategy of such Prosecution, including coordinating with [***] on the timing of filing patent applications within the [***] IP and shall not file any such patent application without [***]’s review and prior written consent, which shall not be unreasonably withheld. [***] shall promptly provide [***] with all substantive correspondence received from any patent authority in connection with such prosecution. In addition, [***] shall promptly provide [***] with drafts of all proposed substantive filings and correspondence to any patent authority with respect to such Patent Rights for [***]’s review and comment, and shall consider in good faith [***]’s reasonable comments prior to submitting such filings and correspondence. [***] shall not file in any patent application within the [***] IP any claims that recite any [***] without [***]’s prior written consent. [***] will reasonably cooperate with [***] in the Prosecution of all such Patent Rights, including as set forth in Section 3.7.5.

3.7.4.

All Other Patent Rights. As between the Parties, except as set forth in Section 3.7.1, Section 3.7.2 or Section 3.7.3, the Party owning a particular Patent Right will have the sole and exclusive right to Prosecute such Patent Right, at its sole cost and expense.

3.7.5.

Cooperation. Each non-Prosecuting Party will reasonably cooperate with the Prosecuting Party in the Prosecution of Patent Rights within (a) the Licensed Technology as described in Section 3.7.1, (b) the Joint Collaboration Technology as described in Section 3.7.2 and (c) the [***] IP as described in Section 3.7.3. Such cooperation will include promptly executing all documents and requiring members of each Party’s Inventor Group to execute all documents, as reasonable and appropriate, so as to enable the Prosecution of any such Patent Rights in any country, or providing other reasonable assistance in connection therewith upon the other Party’s request. Any costs associated with such cooperation will be borne by the Prosecuting Party.

3.8.	Patent Enforcement and Defense.

3.8.1.

Notice. Each Party will notify the other Party in writing of any actual or suspected infringement in the Field of any Patent Rights within (a) the Licensed Technology (including any such Patent Rights in the Joint Collaboration Technology) that is competitive with, or that is on account of a Third Party’s Development, Manufacture or Commercialization of, any Selected Conjugate or Licensed Product, including the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Licensed Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively, or any similar filing (a “Product Infringement”), or (b) Joint Collaboration Technology, by a Third Party, or of any claim of invalidity, unenforceability, or non-infringement of any such Patent Rights.

3.8.2.

Enforcement and Defense. As between the Parties, [***] will have the first right, but not the obligation, to seek to abate any actual or suspected Product Infringement, or to file suit against any Third Party for such Product Infringement. [***] shall keep [***] informed and consult with [***] with respect to any such action or proceeding. [***] will pay all its costs incurred for such enforcement, and all recoveries or awards in excess of its costs arising out of such enforcement shall be deemed to constitute Net Sales subject to royalty payments to [***] under Section 7.3. As between the Parties, [***] will have the right, but not the obligation, to defend against a declaratory judgment action challenging any Patent Rights within the Licensed Technology that Cover any Selected Conjugate or Licensed Product. [***] will pay all the costs incurred for such defense. If [***] declines to undertake any action or proceeding to abate any actual or suspected infringement of such Patent Rights within [***] after receipt or delivery of notice under Section 3.8.1, then upon [***]’s written consent, which shall not be unreasonably withheld, [***] shall have the right to commence any such action or proceeding in its own name and to control such actions, and shall assume all decisions and costs related thereto, and all recoveries or awards in excess of its costs arising out of such enforcement shall be retained by [***]. Except as otherwise set forth in this Section 3.8.2, each Party will have the sole right to enforce and defend Patent Rights solely owned by such Party, and the Parties will jointly determine which Party shall enforce Patent Rights included in the Joint Collaboration Technology and the allocation of recoveries and awards from any such enforcement action; provided that if the Parties fail to agree, each Party shall have the right to enforce such Patent Rights included in the Joint Collaboration Technology. Each Party shall have the right to approve any settlement that would adversely affect any such Licensed Technology or Joint Collaboration Technology, or either Party’s rights under this Agreement, or would result in any liability or admission on behalf of either Party, such approval not to be unreasonably withheld.

3.8.3.

Cooperation. Each non-enforcing Party will reasonably cooperate with the enforcing Party in the enforcement and defense of any Patent Rights described in Section 3.8.2, including by joining such action as a party plaintiff if required by Applicable Law to pursue such action, at the enforcing Party’s expense. Each Party and its respective Affiliates hereby agree to promptly supply or execute all papers and instruments, or require members of its Inventor Group to supply or execute such papers and instruments as may be necessary and appropriate for purposes of assisting the other Party in any course of action taken under this Section 3.8 and promptly inform the other Party of matters that may, in such Party’s reasonable judgment, affect any course of action taken under this Section 3.8. Each Party and its respective Affiliates hereby agree to promptly supply or execute all papers and instruments, or require members of its Inventor Group to supply or execute such papers and instruments as may be necessary and appropriate for purposes of assisting the Party enforcing or defending Patent Rights included in the Joint Collaboration Technology in any course of action taken under this Section 3.8 with respect to such Patent Rights.

3.9.

Patent Right Extensions. [***] will have the right to elect and file for patent term restoration or extension, supplemental protection certificate, or any of their equivalents with respect to any Patent Rights in the Licensed Technology. [***] will inform [***] of any such decision. [***] will be responsible for applying for any patent term extension at its expense. Upon [***]’s request, [***] will reasonably cooperate in the implementation of [***]’s decisions made pursuant to this Section 3.9.

3.10.

Orange Book Listing. RayzeBio and PeptiDream shall discuss in good faith the Patent Rights that will be included in the Orange Book maintained by the FDA or similar or equivalent patent listing source, if any, in other countries in the Territory for Licensed Products, provided that [***] shall have the sole right to determine which Patent Rights will be included, after considering [***]’s comments in good faith. [***] will provide such assistance as may be reasonably requested by [***] in connection with such listing.

4.	LICENSE GRANTS

4.1.

Commercial License to RayzeBio. Subject to the terms of this Agreement, PeptiDream hereby grants to RayzeBio a non-transferable (subject to Section 12.8), sublicensable through multiple tiers (subject to Section 4.4), worldwide, (a) royalty- and fee-bearing exclusive license under the Licensed Technology to research (including to create Derivatives), develop, make, have made, use and import Selected Conjugates and Derivatives and to exploit (including to research, develop, make, have made, use, sell, offer for sale, and import) Licensed Products containing such Selected Conjugates and Derivatives in the Field in the Territory and (b) royalty- and fee-bearing non-exclusive license under any other Know-How Controlled by PeptiDream or its Affiliates as of the Effective Date or that PeptiDream or its Affiliates come to Control during the Term outside the performance of Collaboration Activities, which relates to the Selected Conjugates and is necessary or useful for the exercise of the license set forth in Section 4.1(a). For clarity, the foregoing licenses do not include rights with respect to any underlying macrocycles, peptides, compounds or Hits that are not binding components of Selected Conjugates or Derivatives and expressly exclude any rights with respect to Hits that are not underlying binding components of Selected Conjugates, Derivatives or Licensed Products under this Agreement.

4.2.

Research License to RayzeBio. Subject to the terms of this Agreement, during the Research Term, PeptiDream hereby grants to RayzeBio a non-exclusive, non-transferable, non-sublicensable (other than to permitted Subcontractors), worldwide, non-commercial license for research purposes only under the Licensed Technology (together with any other Know-How Controlled by PeptiDream or its Affiliates as of the Effective Date or that PeptiDream or its Affiliates come to Control during the Term outside the performance of Collaboration Activities, which relates to the Hits, Conjugates, or Selected Conjugates), solely to the extent necessary for RayzeBio to perform its Collaboration Activities.

4.3.

Research License to PeptiDream. Subject to the terms of this Agreement, during the Research Term, RayzeBio hereby grants to PeptiDream a non-exclusive, non-transferable, non-sublicensable (other than to permitted Subcontractors), worldwide license under the RayzeBio Background Technology and the RayzeBio Collaboration Technology, solely to the extent necessary for PeptiDream to perform its Collaboration Activities.

4.4.

Sublicensing. RayzeBio will have the right to grant a license under the Licensed Technology to any of its Affiliates or any Third Party (each, a “Sublicensee”), solely in conjunction with a sublicense under the licenses set forth in Section 4.1, provided that each sublicense to a Third Party will be granted solely pursuant to a written agreement that includes provisions that (a) such Sublicensee is subject to all applicable terms and conditions of this Agreement, including the intellectual property terms pursuant to Article 3, in the same manner and to the same extent as RayzeBio is bound thereby; provided that RayzeBio shall use commercially reasonable efforts to require such Sublicensee to license or assign any [***] IP and any Background Technology Improvements that relate to the PeptiDream Background Technology to RayzeBio; and (b) the Sublicensee has obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 6 hereof (each such agreement, a “Sublicense”). RayzeBio will remain responsible for the Sublicensee’s conformity to those portions of this Agreement applicable to such Sublicensee. RayzeBio will provide PeptiDream with written notice of any Sublicense under this Agreement within [***] after its execution. Notwithstanding the foregoing, RayzeBio may not grant a Sublicense to any potential Sublicensee if, to RayzeBio’s knowledge, such potential Sublicensee or its Affiliates is subject to debarment or has been convicted of a crime for which a Sublicensee or its Affiliate could be debarred before a Regulatory Authority.

4.5.

RayzeBio Diligence Obligations. RayzeBio undertakes to use Commercially Reasonable Efforts to Develop, Manufacture and, following Regulatory Approval, Commercialize at least one Licensed Product for each Collaboration Target, whether on its own or with Third-Party collaborators, and as between the Parties, RayzeBio (and, as applicable, RayzeBio’s Third-Party collaborators) shall be solely responsible for all such activities. Within [***] after the expiration of the Research Term, RayzeBio will furnish PeptiDream with a written development plan, summarizing RayzeBio’s plans to Develop, Manufacture and Commercialize one or more Licensed Products. RayzeBio shall use Commercially Reasonable Efforts to comply with such plan in accordance with the terms of this Agreement and in compliance with all Applicable Law. Within [***] after the end of each Calendar Year, RayzeBio will furnish PeptiDream with a written report summarizing its efforts, and the efforts of its Sublicensees, during the prior Calendar Year to Develop, Manufacture and Commercialize Licensed Products Directed to a particular Collaboration Target, until such time as PeptiDream is receiving royalty reports for any Licensed Product Directed to such Collaboration Target. Each such report shall also include a discussion of intended efforts for the then-current Calendar Year.

4.6.

Retention of Rights. PeptiDream retains the right to (a) practice the PeptiDream Background Technology and the Collaboration Technology to exercise its rights and perform its obligations under this Agreement (in each case in a manner consistent with this Agreement), including the Research Collaboration, (b) practice the PeptiDream Background Technology and the Licensed Technology with respect to targets other than the Collaboration Targets or otherwise outside of the Field and (c) practice and license the PeptiDream PDPS Platform Technology in all fields for all uses without restriction, subject to Section 2.14. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patent Rights, Know-How, or other Intellectual Property Rights owned or Controlled by the other Party. Each Party shall not, and shall not permit any of its Affiliates or Sublicensees to, practice any Patent Rights or Know-How licensed to it by the other Party outside of the scope of the license granted to it under this Agreement (other than such practices as would be otherwise permitted by applicable safe harbors under Applicable Law). Without limiting the foregoing, nothing in this Agreement shall be deemed to grant RayzeBio any license or right to access or receive any PeptiDream PDPS Platform Technology or any right to identify, select, synthesize or optimize any peptides using the PeptiDream PDPS Platform Technology or to otherwise use the PeptiDream PDPS Platform Technology for any purpose whatsoever. Neither Party grants hereunder any rights with respect to other products or therapies other than the delivery of radioactive isotopes with which a Hit, Selected Conjugate or Licensed Product may be combined.

5.	PRE-CLINICAL AND CLINICAL MANUFACTURING; TECHNOLOGY TRANSFER

5.1.

Synthesis of Conjugates for Pre-Clinical and IND-Enabling Studies: PeptiDream agrees to provide RayzeBio [***] to enable RayzeBio to conduct [***]. The goal of this testing is enable RayzeBio to nominate a clinical development candidate and a backup development candidate for each Collaboration Target program. It is understood that more than one Conjugate for a given Collaboration Target may be required for RayzeBio to nominate a development candidate and backup development candidate for each Collaboration Target. It is also understood that modification of Selected Conjugates may be required from PeptiDream after receiving feedback from RayzeBio on the [***] results or results of [***] as described below. PeptiDream agrees to conduct such modifications as reasonably requested by RayzeBio, and all resulting Conjugates will be deemed Selected Conjugates. RayzeBio may also choose to conduct such modifications at its discretion and in general, the Parties agree to collaboratively discuss such modifications so as to optimally design Selected Conjugates that meet the criteria described in the Research Plan. Multiple smaller batches [***] of the same Conjugate may also be required for development candidate nomination studies, and PeptiDream agrees to provide such batches as requested by RayzeBio if RayzeBio does not choose to prepare the batches. PeptiDream shall ensure that all Conjugates provided under this Section 5.1 meet the applicable specifications set forth in the Research Plan, including with respect to purity, identity and stability. PeptiDream acknowledges and agrees that certain Selected Conjugates may be used [***] and PeptiDream agrees to provide quantities reasonably requested by RayzeBio for such studies, in accordance with an agreed delivery and reimbursement schedule. If RayzeBio requests of PeptiDream more than a cumulative total of [***] of any particular Selected Conjugate under this Section 5.1, RayzeBio will reimburse PeptiDream’s costs to synthesize such quantity on a cost of goods sold basis as agreed by the Parties in writing. Otherwise, all materials provided under this Section 5.1 will be at no charge to RayzeBio.

5.2.

Manufacturing of Licensed Products. As between the Parties, RayzeBio shall be solely responsible, by itself or through an Affiliate or a Third Party (including one or more contract manufacturing organization (“CMOs”)) for the (a) manufacture and supply of all pre-clinical (other than quantities supplied pursuant to Section 5.1) and clinical trial materials necessary for RayzeBio’s Development of Selected Conjugates or Licensed Products; (b) manufacture and supply of Selected Conjugates and Licensed Product for RayzeBio’s clinical Development use; and (c) manufacture and supply of Selected Conjugates and Licensed Product for Commercialization, in each case for use in the Field in the Territory. It is understood that RayzeBio may choose at its discretion to select PeptiStar as its CMO, but there is no obligation or requirement for this selection in order to manufacture Licensed Products.

5.3.

Manufacturing Technology Transfer. For each Selected Conjugate, promptly following the Selection Date therefor pursuant to Section 2.8.2(b), PeptiDream shall perform a one-time technology transfer of sequence information and reasonably related non-proprietary synthesis information for the corresponding Selected Conjugate to RayzeBio (or its designated Affiliate or CMO). For clarity, PeptiDream shall have no obligation to transfer any of its confidential information or know-how relating to its or its Affiliate’s or CMO’s generally-applicable manufacturing processes for peptide synthesis or bulk manufacture of peptides. It is understood that Selected Conjugates can be manufactured by anyone skilled in the basic art of peptide-based coupling chemistry and that PeptiDream may possess confidential information regarding optimizing yield or efficiency that it is under no obligation to transfer to a CMO unless the CMO is [***]. However PeptiDream will be obligated to transfer to RayzeBio or its CMO (even if such CMO is not [***]) basic technology information such as non-proprietary synthetic processes (including those used to prepare Conjugates, such as coupling of chelators and/or linkers and chelators), standard purification protocols, analytical characterization methods, analytical specifications or other assays, basic stability information in standard buffers or formulations, suggested buffers or formulations, or other process steps used by those conversant with the field of peptide synthesis.

6.	CONFIDENTIALITY AND PUBLICATION

6.1.

Nondisclosure. Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] thereafter, each Party will (a) maintain in confidence the other Party’s Confidential Information using not less than the efforts such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, and in no event less than reasonable efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except for the exercise of its rights or performance of its obligations under this Agreement (it being understood that this clause (c) will not create or imply any rights or licenses not expressly granted under Article 3, Article 4 or Article 5). Without limiting the foregoing:

6.1.1.

The (i) PeptiDream Background Technology, (ii) Licensed Technology, and (iii) PeptiDream Research Materials (unless and until associated with a Selected Conjugate) will be the Confidential Information of PeptiDream;

6.1.2.	The (i) RayzeBio Background Technology and (ii) RayzeBio Research Materials will be the Confidential Information of RayzeBio; and

6.1.3.

The terms of this Agreement and the Joint Collaboration Technology will be the Confidential Information of both Parties with both Parties being deemed the disclosing Party and the receiving Party of such Confidential Information (and subject to the terms of Section 6.4).

6.2.	Exceptions. The obligations in Section 6.1 will not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent proof:

6.2.1.	Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

6.2.2.	Was known to the receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the disclosing Party; or

6.2.3.

Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and is disclosed without any obligation to keep it confidential or any restriction on its use; or

6.2.4.	Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

6.2.5.	Is independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application, or use of Confidential Information of the disclosing Party.

6.3.

Authorized Disclosure. The receiving Party may disclose Confidential Information belonging to the other Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

6.3.1.	Prosecuting Patent Rights as set forth in this Agreement;

6.3.2.	RayzeBio’s regulatory filings with respect to Selected Conjugates or Licensed Products, including any approvals or applications therefor;

6.3.3.	Prosecuting or defending litigation in relation to this Agreement, provided that it has used good-faith and reasonable efforts to obtain a protective order for such Confidential Information;

6.3.4.

Subject to Section 6.4, complying with Applicable Law (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, including responding to a subpoena in litigation brought by a Third Party, if in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such compliance; provided, however, that except where impracticable, the receiving Party will give the disclosing Party reasonable advance notice of such disclosure requirement (which will include a copy of any applicable subpoena or order) and will afford the disclosing Party a reasonable opportunity to oppose, limit, or secure confidential treatment for such required disclosure, and in the event of any such required disclosure, the receiving Party will disclose only that portion of the Confidential Information of the disclosing Party that the receiving Party is legally required to disclose;

6.3.5.

Disclosure, solely on a “need-to-know basis”, (a) in the case of RayzeBio as receiving Party, to existing or potential collaborators (including existing or potential co-marketing, co-promotion and other contractors), Sublicensees and research collaborators, (b) by either Party to such Party’s existing or potential investors or lenders, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less stringent than the obligations set forth in this Article 6 (except that the term of such obligations may be shorter), or (c) by either Party to such Party’s Affiliates and its and their respective employees, consultants, or agents, each of whom prior to disclosure must enter into such agreements necessary for such representative or consultant to be a member of such Party’s Inventor Group for purposes of this Agreement and be bound by written obligations of confidentiality and non-use no less stringent than the obligations set forth in this Article 6; provided, however, that the receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 6 to treat such Confidential Information as required under this Article 6; and

6.3.6.

Disclosure made by such Party to existing or potential acquirers or merger candidates or investment banks, consultants, or other professional advisors in connection with a potential acquisition or merger, provided that such Party has secured an agreement from any such Third Party to be bound by obligations of confidentiality and restrictions on use of Confidential Information that are no less restrictive than the obligations in this Agreement (except that the term of such obligations may be shorter).

If and whenever any Confidential Information is disclosed in accordance with this Section 6.3, then such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 6.4, the receiving Party will notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to Section 6.3 sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

6.4.

Terms of this Agreement. The Parties acknowledge that the terms of this Agreement will be treated as Confidential Information of both Parties. For the avoidance of doubt, this Section 6.4 will in no way prevent a Party from disclosing the existence of this Agreement or any terms of this Agreement in order to seek legal advice whenever deemed appropriate by such Party or to enforce such Party’s rights under this Agreement, whether through arbitral proceedings, court proceedings or otherwise, or to defend itself against allegations or claims relating to this Agreement, or to comply with Applicable Laws (including regulations applicable to the public sale of securities) when advised by counsel that terms of the Agreement are required to be disclosed to comply with Applicable Laws. In the event that either Party is obligated to file a copy of this Agreement with any Governmental Authority, such Party shall seek confidential treatment of the sensitive commercial and financial terms hereof, shall provide a redacted version of this Agreement that such Party intends to file to the other Party for review and comment sufficiently in advance of such filing, and shall consider in good faith all timely comments to such redacted version provided by the other Party.

6.5.

Publication. Subject to the obligations set forth in Section 6.1, Section 6.2 and Section 6.3, PeptiDream may, in its discretion, publish papers or make oral presentations regarding results of, and other information regarding, activities pursuant to this Agreement (such papers and oral presentations, including abstracts of any of the foregoing, “Publications”) relating specifically to the PeptiDream Background Technology, provided that for any Publication that discloses Know-How relating to any Selected Conjugate, PeptiDream shall (a) provide RayzeBio with a draft of such Publication at least [***] days prior to submission to the publisher, (b) remove any confidential or sensitive Know-How as requested by RayzeBio that RayzeBio reasonably deems to be of a confidential or sensitive nature, (c) delay the submission for publication of such Publication for an additional [***] day period to permit the applicable Party to seek patent protection with respect to the content of such Know-How, and (d) consider in good faith any comments from RayzeBio with respect to the information contained therein pertaining to the Selected Conjugate. RayzeBio may, in its discretion, publish any Publication relating specifically to RayzeBio Activities, provided that for any Publication that discloses any of PeptiDream’s Know-How or Confidential Information, RayzeBio shall (i) provide PeptiDream with a draft of such Publication at least [***] days prior to submission to the publisher, (ii) remove any Confidential Information of PeptiDream, as requested by PeptiDream, (iii) delay the submission for publication of such Publication for an additional [***] day period to permit the applicable Party the opportunity to seek patent protection with respect to the content of applicable Know-How, and (iv) give PeptiDream a pre-publication right to review and comment upon such Publication, which comments shall be considered in good faith by RayzeBio.

6.6.

Publicity/Use of Names. Any and all terms of this Agreement may only be disclosed as permitted under this Article 6. Each Party agrees not to issue any press release or other public statement disclosing information relating to the Collaboration Activities without the prior written consent of the other Party, such consent not to be unreasonably withheld. Except as provided in this Section 6.6, neither Party may use the other Party’s name, or any trademark, logo, or any other identifier of the other Party, in any form of advertising, promotion, or publicity, including press releases, or for any other purpose, without the prior written consent of the other Party. Notwithstanding the foregoing, each Party may state in its corporate communications, including but not limited to presentations, press releases, its corporate website, and on social media channels that it has a collaboration with the other Party for the identification of macrocyclic peptide-mimetics that selectively bind to [***] tumor targets, with the intent of identifying molecules for incorporation in targeted radiopharmaceuticals for the imaging and treatment of cancer.

7.	PAYMENTS AND FUNDING

7.1.

Research Payments. Each Party shall be solely responsible for all costs it incurs to conduct its activities under the Research Plan, except as follows. For each time during the Research Term in which PeptiDream supplies to RayzeBio more than a cumulative total of [***] of any particular Selected Conjugate pursuant to Section 5.1, RayzeBio shall pay to PeptiDream the amount agreed by the Parties for such supply within [***] after receipt of an invoice issued by PeptiDream following the end of each Calendar Quarter in which such supply is provided.

7.2.	Milestone Payments.

7.2.1.

Development Milestone Payments. Subject to the terms and conditions of this Agreement, during the Term, for each Collaboration Target, RayzeBio will pay to PeptiDream a one-time (per Collaboration Target) milestone payment of [***] within sixty (60) days after [***].

7.2.2.

Sales Milestone Payments. Subject to the terms and conditions of this Agreement, during the Term, on a Licensed Product-by-Licensed Product basis, RayzeBio will promptly disclose to PeptiDream the achievement by RayzeBio or any of its Affiliates or Sublicensees of each sales milestone event (a “Sales Milestone Event”) set forth in Table 7.2 below for the first time the corresponding Sales Milestone Event is achieved with respect to the applicable Licensed Product (the “Sales Milestone Payments”). Each such one-time (per Licensed Product) Sales Milestone Payment will be due and payable to PeptiDream within [***] after the last day of the Milestone Period in which the applicable Sales Milestone Event has been achieved. Each Sales Milestone Payment will be payable only once with respect to any Licensed Product, but shall be payable for subsequent Licensed Products to achieve the same Sales Milestone Event. For purposes of this Section 7.2, all pharmaceutical preparations containing the same Selected Conjugate, whether in different dosage forms, routes of administration or dosage strengths of a given Licensed Product or otherwise, will be considered the same Licensed Product.

Table 7.2 – Sales Milestone Payments
No.	Sales Milestone Event		Sales Milestone Payment
1.	[	***]	$	[	***]
2.	[	***]	$	[	***]
3.	[	***]	$	[	***]
4.	[	***]	$	[	***]
5.	[	***]	$	[	***]

For clarity, if aggregate Net Sales of a Licensed Product exceed Sales Milestone Events #2, #3, #4 or #5 in Table 7.2 in a given Milestone Period, and had not exceeded the previous Sales Milestone Events in any prior Milestone Period, then RayzeBio will pay to PeptiDream under this Section 7.2 [***]

7.3.	Royalty Payments for Licensed Products.

7.3.1.

Royalty Rates. Subject to the remainder of this Section 7.3 and to Section 7.4, RayzeBio shall pay PeptiDream royalties on the annual Net Sales of each Licensed Product in the Territory (the “Royalty Payments”). For purposes of this Section 7.3, all pharmaceutical preparations containing the same Selected Conjugate, whether in different dosage forms, routes of administration or dosage strengths of a given Licensed Product or otherwise, will be considered the same Licensed Product. The royalty rates, absent any off-set or reduction permitted by this Agreement, are set forth below in Table 7.3.1 (the “Royalty Rates”). The Royalty Payment shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis, with respect to annual Net Sales in a given country, during the applicable Royalty Term. For purposes of calculating the Royalty Payments pursuant to this Section 7.3, annual Net Sales shall be determined on a Calendar Year basis.

The Royalty Rates are as follows:

Table 7.3.1 – Royalty Rates
Annual Net Sales of the Applicable Licensed Product	Royalty Rate
[***]	[	***]%
[***]	[	***]%
[***]	[	***]%

7.3.2.

Royalty Reports. RayzeBio shall, on and from the date of RayzeBio’s First Commercial Sale anywhere in the Territory, deliver to PeptiDream, within [***], a report setting forth for such Calendar Quarter the following information on a Licensed Product-by-Licensed Product basis: (a) the gross amount invoiced for sales of each Licensed Product, (b) Net Sales of each Licensed Product, (c) the Royalty Payments due to PeptiDream on account of annual Net Sales of each Licensed Product and (d) the exchange rates used in calculating any of the foregoing. If no Royalty Payments were payable for any Calendar Quarter, RayzeBio’s report shall so state. RayzeBio shall pay all Royalty Payments for such Calendar Quarter along with each such report within [***].

7.3.3.

Adjustments to Royalties for No Valid Claim. The Royalty Payments otherwise payable with respect to any annual Net Sales of a Licensed Product in any Calendar Quarter pursuant to Section 7.3.1 shall be reduced by [***] percent ([***]%)] in the event that, at the time a Licensed Product is sold in a particular country during the Royalty Term, there is no Royalty Claim that Covers such Licensed Product in such country and the Regulatory Exclusivity Period has expired in such country with respect to such Licensed Product.

7.4.

Third Party Licenses. If RayzeBio, or its Affiliate or Sublicensee, enters into one or more Third Party License Agreement(s) with respect to a particular Licensed Product in a particular country or countries, then RayzeBio may reduce the Royalty Payments otherwise payable to PeptiDream pursuant to Section 7.3.1 by up to [***] percent ([***]%) of any payments made by RayzeBio under such Third Party License Agreement(s); provided that no Royalty Payment to PeptiDream for a Licensed Product hereunder shall be reduced, pursuant to this Section 7.4, to less than [***] percent ([***]%) of the Royalty Payment that would otherwise be due to PeptiDream in the absence of a reduction pursuant to this Section 7.4.

7.5.	Sharing of Sublicensing Revenue.

7.5.1.

Sublicensing Sharing Rate. Subject to the remainder of this Section 7.5, RayzeBio shall pay PeptiDream a portion of the Sublicensing Revenue as follows: (a) [***]% of Sublicensing Revenue if the applicable Sublicense is executed prior to Phase I Trial Initiation; (b) [***]% of Sublicensing Revenue if the applicable Sublicense is executed after Phase I Trial Initiation but prior to Phase III Trial Initiation; and (c) [***]% of Sublicensing Revenue if the applicable Sublicense is executed after Phase III Trial Initiation but prior to Regulatory Approval, in each case with respect to the applicable Licensed Product (collectively, the “Sublicensing Payments”). For clarity, nothing in this Section 7.5 shall affect or eliminate the obligations under Section 7.3 to pay royalties on account of Net Sales by Sublicensees.

7.5.2.

Sublicensing Revenue Reports. RayzeBio shall, on and from the date of RayzeBio’s first execution of a Sublicense anywhere in the Territory, deliver to PeptiDream, within [***] in which Sublicensing Revenue was received, a report setting forth for such [***] the following information on a Sublicensee-by-Sublicensee basis: (a) the Sublicensing Revenue received from such Sublicensee, (b) the Sublicensing Payment due to PeptiDream on account of such Sublicensing Revenue and (c) the exchange rates used in calculating any of the foregoing. RayzeBio shall pay any Sublicensing Payment for such [***] along with each such report within [***].

7.6.

Equity Grant. As partial consideration (upfront fee) for the rights granted under this Agreement, RayzeBio shall issue to PeptiDream, on each closing of a bona fide equity financing of the Company for Preferred Interests, a number of Common Interests such that the ownership percentage of PeptiDream, on a Fully Diluted Basis, equals five percent (5%) (after taking into account such issuance of Preferred Interests). The rights set forth in this Section 7.6 shall terminate immediately upon the earliest of (i) termination of this Agreement in accordance with its terms; (ii) consummation of a Change of Control of RayzeBio or (iii) consummation of the first underwritten public offering of Common Interests of RayzeBio.

7.7.	PeptiDream Development Co-Funding Option.

7.7.1.

For each Licensed Product, PeptiDream shall have the right, by notifying RayzeBio in writing (the “Opt-In Notice”) within [***] after written notice from RayzeBio of IND Acceptance for such Licensed Product (such notice from RayzeBio to include a copy of the clinical trial protocol and a budget outlining the estimated associated costs incurred and planned for the then-current Calendar Year and the subsequent Calendar Year), to enter into good faith business discussions with RayzeBio concerning the funding of up to [***] percent ([***]%) of the Out-of-Pocket Costs of all IND-Enabling Studies, Manufacturing of clinical supply, including scale-up, Phase I Clinical Trials, and Phase II Clinical Trials for such Licensed Product (the “Co-Funded Product”) as set forth herein. Such right will terminate with respect to any Licensed Product if PeptiDream fails to provide the Opt-In Notice within such [***] period. Notwithstanding the foregoing, such right will terminate with respect to any Licensed Product if RayzeBio enters into a Sublicense with respect to such Licensed Product prior to the first IND Acceptance for such Licensed Product.

7.7.2.

Promptly after RayzeBio’s timely receipt of the Opt-In Notice for any Licensed Product, the Parties shall negotiate in good faith the increase in the royalty rate applicable to the Royalty Payments for such Licensed Product and the terms applicable to the cost sharing between the Parties. If the Parties fail to enter into a written agreement setting forth such royalty rate increase and other terms within [***] after RayzeBio’s receipt of the Opt-In Notice, then PeptiDream’s co-funding right will terminate with respect to such Licensed Product and the royalty rates in Section 7.3.1 will continue to apply to such Licensed Product.

7.7.3.

If the Parties do agree on such terms within such [***] period, PeptiDream shall reimburse RayzeBio for [***] percent ([***]%) of all amounts already incurred for IND-Enabling Studies for such Co-Funded Product according to the budget provided by RayzeBio within [***] after PeptiDream’s delivery of the Opt-In Notice, and the Parties will share equally all Out-of-Pocket Costs incurred to conduct Manufacturing of clinical supply, including scale-up, and all Phase I Clinical Trials and Phase II Clinical Trials of the Co-Funded Product according to the agreed terms.

7.8.

Payment Currency; Terms. All payments due under this Agreement will be made in United States Dollars and may be paid by check made to the order of the receiving Party or bank wire transfer in immediately available funds to such bank account as may be designated in writing by the receiving Party from time to time. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than United States Dollars), the paying Party shall convert any amount expressed in a foreign currency into United States Dollar equivalents using the rate of exchange on the last day of the relevant Calendar Quarter published by The Wall Street Journal or any successor thereto.

7.9.	Fees Non-Refundable. Except as expressly set forth herein, fee amounts paid by one Party to the other will be non-refundable and non-creditable.

7.10.

Tax Withholding. All payments under this Agreement shall be made without any deduction or withholding for or on account of any taxes, except as set forth in this Section 7.10. In the event any of the payments made by RayzeBio pursuant to this Agreement become subject to withholding taxes under the Applicable Law of any jurisdiction, RayzeBio shall deduct and withhold the amount of such taxes for the account of PeptiDream, to the extent required by Applicable Law, such amounts payable to PeptiDream shall be reduced by the amount of taxes deducted and withheld, and RayzeBio shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to PeptiDream an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld. RayzeBio will provide PeptiDream with any and all reasonable assistance required to enable PeptiDream to recover such taxes as permitted by Applicable Law.

7.11.

Audit Rights. Each Party will keep complete, true, and accurate books and records in accordance with its accounting standards in relation to this Agreement. During the Term and for a period of [***] after the termination of this Agreement, a Party will have the right to audit the books and records of the other Party to verify amounts paid or payable by such Party hereunder. Each Party will provide its full cooperation and assistance with respect to any such audit. During the Term and for a period of [***] after the Term, during normal business hours and with reasonable advance notice, such records related to amounts paid or payable will be made available for inspection, review and audit, at the request and expense of the auditing Party, by an independent auditor from an internationally recognized accounting firm, appointed by the auditing Party and reasonably acceptable to the other Party, for the purpose of verifying the financial reports or invoices provided and payments made by the audited Party; provided, that: such audits may not be performed more than once per Calendar Year, such audits may only cover records pertaining to any period commencing not more than [***] prior to the date of such audit, and a Party will not be permitted to audit the same period of time more than once. Such auditors, prior to any review hereunder, will have entered into an appropriate confidentiality agreement on terms no less stringent than those in Article 6. All costs and expenses incurred in connection with performing any such audit will be paid by the auditing Party, except that if such audit discloses an underpayment or overcharge of [***] percent ([***]%) or more of the amount otherwise due under this Agreement for the audited period, such costs and expenses shall be paid by the Party being audited. If such audit concludes that the amount paid for a given period exceeded or was less than the amount that was payable, then the applicable Party shall reimburse the other Party for such variance within [***] after the date on which such audit is completed. If either Party disagrees with any discrepancy identified during the course of any audit conducted pursuant to this Section 7.11, then either Party may submit the issue for resolution in accordance with Article 11.

8.	REPRESENTATIONS, WARRANTIES, AND COVENANTS; LIMITATIONS ON LIABILITY

8.1.	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

8.1.1.

This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other Applicable Laws relating to or affecting creditors’ rights generally and by general equitable principles;

8.1.2.	Such Party has the full right, power, and authority to execute, deliver and perform this Agreement;

8.1.3.	The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such Party and its officers and directors; and

8.1.4.

The execution, delivery, and performance of this Agreement do not breach, violate, contravene, or constitute a default under any contracts, arrangements or commitments to which such Party is a party or by which it is bound, nor do the execution, delivery, and performance of this Agreement by such Party violate any order or Applicable Law of any court or Governmental Authority having authority over it.

8.2.	PeptiDream Representations and Warranties. PeptiDream represents and warrants to RayzeBio that as of the Effective Date:

8.2.1.	PeptiDream Background Technology. [***].

8.2.2.

Use of PeptiDream Background Technology. The PeptiDream Background Technology is not subject to any judgment or settlement that would reasonably be expected to materially restrict the use thereof or otherwise would reasonably be expected to adversely affect the validity or enforceability thereof.

8.2.3.	Licensed Technology. [***].

8.2.4.

Non-Infringement. There are no claims, demands, suits, proceedings, arbitrations, or other legal actions of any nature, civil, criminal, regulatory, or otherwise, pending or, to PeptiDream’s Knowledge, threatened against PeptiDream or any of its Affiliates, alleging or asserting, and to PeptiDream’s Knowledge, there is no basis for any allegation or assertion, that any PeptiDream Background Technology, including the development thereof, infringed or infringes any issued patent or misappropriates any intellectual property rights of any Third Party.

8.2.5.

No Claims. There are no claims, judgments or settlements against or owed by PeptiDream or its Affiliates and no pending or threatened claims or litigation related to the PeptiDream Background Technology or the Licensed Technology.

8.2.6.

No Conflicts. PeptiDream has not entered and shall not enter into any agreement with any Third Party that is in conflict with the rights granted to RayzeBio under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to RayzeBio under this Agreement, or that would otherwise materially conflict with or adversely affect RayzeBio’s rights under this Agreement.

8.2.7.

Third Party Technology. To PeptiDream’s Knowledge, the conduct of the Research Collaboration and the Development, Manufacture and Commercialization of the naked peptide portion of Licensed Products containing Selected Conjugates in the Field does not and will not infringe any issued patents of a Third Party.

8.2.8.

Third Party Infringement. To PeptiDream’s Knowledge, no Third Party is infringing or has infringed any Patent Rights in the PeptiDream Background Technology or has misappropriated any PeptiDream Know-How or any Know-How in the PeptiDream Background Technology.

8.2.9.	Compliance with Laws. PeptiDream and its Affiliates have conducted the development of the PeptiDream Background Technology in material compliance with all Applicable Laws.

8.3.	RayzeBio Representations and Warranties. RayzeBio represents and warrants to PeptiDream that as of the Effective Date:

8.3.1.

RayzeBio Background Technology. RayzeBio Controls all RayzeBio Background Technology intended to be used in connection with the performance of the Collaboration Activities. RayzeBio has not granted to any Third Party any rights or licenses under the RayzeBio Background Technology that would conflict with the licenses granted to PeptiDream hereunder.

8.3.2.

Use of RayzeBio Background Technology. The RayzeBio Background Technology is not subject to any judgment or settlement that would reasonably be expected to materially restrict the use thereof or otherwise would reasonably be expected to adversely affect the validity or enforceability thereof.

8.3.3.

Non-Infringement. There are no claims, demands, suits, proceedings, arbitrations, or other legal actions of any nature, civil, criminal, regulatory, or otherwise, pending or, to RayzeBio’s Knowledge, threatened against RayzeBio or any of its Affiliates, alleging or asserting that any RayzeBio Background Technology or activities contemplated under the Research Program infringes any issued patent of any Third Party. To RayzeBio’s Knowledge, no Third Party is infringing or has infringed any Patent Rights in the RayzeBio Background Technology or has misappropriated any RayzeBio Know-How or any Know-How in the RayzeBio Background Technology.

8.3.4.

Third Party Technology. To RayzeBio’s Knowledge, the conduct of the Research Collaboration and the Development, Manufacture and Commercialization of Licensed Products (other than the naked peptide portion of Licensed Products containing Selected Conjugates) in the Field does not and will not infringe any issued patents of a Third Party.

8.3.5.	Compliance with Laws. RayzeBio and its Affiliates have conducted the development of the RayzeBio Background Technology in material compliance with all Applicable Laws.

8.4.	Mutual Covenants.

8.4.1.	No Conflict. Neither Party will enter into any contract, arrangement, or commitment in the future that conflicts with or violates any term or provision of this Agreement.

8.4.2.

Compliance with Law; Debarment. Each Party will conduct its Collaboration Activities, RayzeBio will conduct RayzeBio Activities, and each Party will otherwise perform its obligations under this Agreement and the Research Plan in accordance with all Applicable Laws and good business and medical ethics. Each Party hereby represents and warrants that neither it, nor its Affiliates, nor any of their employees, officers, subcontractors, or consultants who have rendered services relating to Research Collaboration or the RayzeBio Activities, and in the case of PeptiDream, the development of the PeptiDream Background Technology: (a) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or Person could be debarred by the FDA under 21 U.S.C. § 335a; or (b) have ever been under indictment for a crime for which a Person or entity could be so debarred. Furthermore, each Party will not, and will cause its Affiliates not to use in any capacity (and to terminate the employment or engagement of any Person described in the following clauses (i) or (ii)), in connection with any Collaboration Activities or RayzeBio Activities performed by or on behalf of such Party, any Person who (i) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or Person could be debarred by the FDA under 21 U.S.C. § 335a; or (ii) to such Party’s knowledge have ever been under indictment for a crime for which a Person or entity could be so debarred. Each Party will notify the other Party in writing immediately if any such debarment occurs or comes to its attention during the Term, and will, with respect to any Person or entity so debarred promptly remove such Person or entity from performing any research activities, function, or capacity related to the Research Collaboration or RayzeBio Activities.

8.4.3.

FCPA. Each Party represents and warrants that none of its employees, agents, officers, or other members of its management (collectively, “Representatives”) is an official, officer, agent, or representative of any government. Neither Party nor its Affiliates, their respective Representatives or anyone acting on their behalf have performed or will perform, in connection with this Agreement, directly or indirectly, any act constituting a violation of the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) as amended from time to time (“FCPA”), or any regulations promulgated thereunder, including, without limitation, making, promising to make or offering to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment, either directly or indirectly, whether in money, property, services, or anything else of value, including but not limited to the compensation either Party derives from this Agreement (hereinafter collectively referred to as a “Payment”), to government or political party officials, candidates for public office, or representatives of other businesses or Persons acting on behalf of any of the foregoing or directly associated with them, including their staff, business partners, close associates, and family (hereinafter collectively referred to as “Officials”) where such Payment would constitute violation of any Applicable Law. In addition, regardless of legality, neither Party will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of the other Party’s business. Each Party will fully cooperate with any ethics or compliance investigations into possible violations of the FCPA that arise in connection with this Agreement.

8.4.4.

Employee Compliance. Each Party acknowledges that no employee of the other Party or its Affiliates will have authority to give any direction, either written or oral, relating to the making of any commitment by such Party or its agents to any Third Party in violation of the terms of this Section 8.4 or any other provision of this Agreement.

8.5.

Disclaimers. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE RESEARCH COLLABORATION OR ANY SELECTED CONJUGATE WILL BE SUCCESSFUL, IN WHOLE OR IN PART. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE. FOR THE AVOIDANCE OF DOUBT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, PEPTIDREAM IS NOT WARRANTING, AND HEREBY DISCLAIMS ALL WARRANTIES, THAT ANY SELECTED CONJUGATE WILL NOT INFRINGE ON AN EXISTING THIRD-PARTY RIGHT, AND PEPTIDREAM ALSO EXPRESSLY DISCLAIMS ANY WARRANTY OR LIABILITY ASSOCIATED WITH (A) ANY INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY RELATED TO THE COLLABORATION TARGETS AND/OR RAYZEBIO RESEARCH MATERIALS; OR (B) ANY PRODUCT OR REGULATORY LIABILITY CLAIMS RELATED TO THE COLLABORATION TARGETS AND/OR RAYZEBIO RESEARCH MATERIALS. RAYZEBIO UNDERSTANDS THAT ALL HITS AND CONJUGATES ARE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS.

9.	INDEMNIFICATION AND INSURANCE

9.1.

Indemnification by PeptiDream. PeptiDream will indemnify, defend, and hold RayzeBio and any of its Affiliates, and its and their respective employees, officers, directors, and agents (“RayzeBio Indemnitee”) harmless from and against any and all judgments, expenses, damages, liabilities, obligations, fees (including the reasonable fees of attorneys and other consulting or testifying professionals), costs, and losses payable to a Third Party (collectively, “Liabilities”) resulting from claims or causes of action brought by a Third Party to the extent arising out of (a) the acts or omissions of PeptiDream or its Affiliates, sublicensees, agents, or other Third Parties acting on PeptiDream’s behalf that would constitute a breach of this Agreement, including the representations, warranties and covenants contained herein; or (b) intentional misconduct or gross negligence by any PeptiDream Indemnitees; except, in each case ((a) and (b)), to the extent such Liabilities arise from (i) the intentional misconduct or gross negligence by a RayzeBio Indemnitee, or (ii) acts or omissions of a RayzeBio Indemnitee that would constitute a breach of this Agreement, including the representations, warranties and covenants contained herein.

9.2.

Indemnification by RayzeBio. RayzeBio will indemnify, defend, and hold PeptiDream and any of its Affiliates, and its and their respective employees, officers, directors, and agents (“PeptiDream Indemnitee”) harmless from and against any and all Liabilities resulting from claims or causes of action brought by a Third Party to the extent arising out of (a) the use, Development, Manufacture, or Commercialization of a Licensed Product by a RayzeBio Indemnitee or a Sublicensee, including those involving death or bodily injury caused or allegedly caused by the use of a Licensed Product, whether or not such Licensed Product is altered for use for a purpose not intended (other than by a PeptiDream Indemnitee); (b) the acts or omissions of RayzeBio or its Affiliates, Sublicensees, agents, or other Third Parties acting on RayzeBio’s behalf that would constitute a breach of this Agreement, including the representations, warranties and covenants contained herein; or (c) intentional misconduct or gross negligence by any RayzeBio Indemnitees; except, in each case ((a) through (c)), to the extent such Liabilities arise from (i) the intentional misconduct or gross negligence by a PeptiDream Indemnitee, or (ii) acts or omissions of a PeptiDream Indemnitee that would constitute a breach of this Agreement, including the representations, warranties and covenants contained herein.

9.3.

Conditions of Indemnification. In order to receive any indemnification provided under this Agreement, the Party seeking indemnification must: (a) notify the indemnifying Party in writing within [***] after becoming aware of any claim; provided, however, that the failure to timely give such notification will not preclude the indemnified Party’s right to indemnification except to the extent such failure to notify prejudices the indemnifying Party’s ability to defend against such claim; (b) reasonably cooperate with the defense of the claim, including assisting the indemnifying Party in the gathering of information concerning the facts giving rise to the claim and in obtaining the names and addresses of any injured parties and all available witnesses; (c) not compromise or settle any claim without the written approval of the indemnifying Party; and (d) authorize the indemnifying

Party to carry out management and defense of the claim, provided that the indemnifying Party will not, without the indemnified Party’s written approval, (i) admit the fault of the indemnified Party or bind the indemnified Party to any obligation, or (ii) consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, a release to the indemnified Party of all liability in respect of the claim.

9.4.

Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SIMILAR DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSES GRANTED HEREUNDER, WHETHER ARISING DIRECTLY OR INDIRECTLY OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND NEITHER PARTY SHALL BE ENTITLED TO RECOVER FOR ANY LOST PROFIT OR LOST SALES DAMAGES OF ANY KIND, WHETHER THOSE CLAIMED DAMAGES ARE DIRECT OR INDIRECT; provided, however, that this Section 9.4 shall not be construed to limit either Party’s indemnification obligations for Liabilities under this Article 9, or remedies for breach of Article 6.

9.5.

Insurance. Each Party shall have and maintain, at its sole cost and expense, adequate liability insurance (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement. Such liability insurance or self-insurance program shall insure against all types of liability, including personal injury, physical injury or property damage arising out of such Party’s activities hereunder. This Section 9.5 shall not create any limitation on the Parties’ liability under this Agreement.

10.	TERM AND TERMINATION

10.1.

Term. Unless terminated earlier pursuant to Section 10.2 or Section 10.3, this Agreement will expire on the first to occur of (a) the instance that, at any time from and after the expiration of the Research Term, there are no Selected Conjugates under active Development or Commercialization by RayzeBio or (b) on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the applicable Royalty Term for such Licensed Product (the “Term”). Upon expiration of the Term pursuant to clause (b) of this Section 10.1, the licenses granted under Section 4.1 will become irrevocable and fully paid-up with respect to such Licensed Product and country.

10.2.

Termination without Cause by RayzeBio. Notwithstanding anything contained herein to the contrary, RayzeBio will have the right to terminate this Agreement (a) in its entirety, (b) with respect to one or more Collaboration Target-specific aspects of the Research Plan hereunder (each such terminated aspect of the Research Plan, a “Terminated Research Plan,” and in the event of a termination of this Agreement in its entirety, the entire Research Plan will be a Terminated Research Plan), or (c) after the Research Term, with respect to one or more Collaboration Targets, in each case (a)-(c) at any time during the

Term without cause by giving sixty (60) days’ advance written notice to PeptiDream. Upon termination of any Collaboration Target-specific aspects of the Research Plan, this Agreement shall also terminate with respect to any Collaboration Targets set forth in such Terminated Research Plan (except to the extent such Collaboration Target is also set forth in any non-terminated aspects of the Research Plan) (such terminated Collaboration Targets, including in the event of a termination under the preceding clause (c), “Terminated Targets”) and with respect to any Selected Conjugate that has been generated under such Terminated Research Plan (except to the extent such Selected Conjugate has also been generated under any non-terminated Research Plan) or that is Directed to such Terminated Target (such terminated Selected Conjugates, “Terminated Conjugates”). All rights with respect to each Terminated Research Plan, Terminated Target, and Terminated Conjugate shall revert to PeptiDream.

10.3.	Termination for Cause. This Agreement may be terminated at any time during the Term:

10.3.1.

Material Breach. Upon written notice by either Party if the other Party has materially breached this Agreement and has not cured such breach within 60 days after notice requesting cure of the breach; provided, however, (i) if such breach is not reasonably capable of being cured in such 60-day period, then the period to cure such breach shall be extended for so long as the breaching Party continues to diligently take efforts to cure such breach and (ii) in the event of a good-faith dispute with respect to the existence of a material breach, the 60-day cure period will be tolled until such time as the dispute is resolved pursuant to Article 11.

10.3.2.

Bankruptcy. By either Party upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings with respect to the other Party, or upon an assignment of a substantial portion of the other Party’s assets for the benefit of its creditors (the “Bankrupt Party”); provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate will only become effective if the Bankrupt Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within 60 days after the filing of such bankruptcy or receivership.

10.3.3.

Patent Challenge. PeptiDream shall have the right to terminate this Agreement in its entirety immediately upon written notice to RayzeBio if RayzeBio, itself or through an Affiliate or any of its Sublicensees, directly or through assistance granted to a Third Party commences or participates in any administrative, judicial or similar proceeding challenging the validity, enforceability and/or patentability of any Patent Right within the Licensed Technology (except where such action (a) is ordered by a court, patent office or other tribunal or (b) is required by Applicable Law or (c) is made in defense of an assertion of such Patent Right or (d) is a reexamination, reissue or similar proceeding intended to improve the validity, enforceability or scope of a Patent Right).

10.4.	Effects of Termination.

10.4.1.

Termination of Rights and Obligations. Except for the effects of termination set forth in this Section 10.4 and surviving provisions set forth in Section 10.5, as of the effective date of termination of this Agreement with respect to a Terminated Conjugate or Terminated Target (as applicable): (a) the rights and obligations of the Parties hereunder will terminate with respect to the Terminated Conjugate and Terminated Target as of the effective date of such termination, (b) all licenses granted by one Party to the other Party hereunder will terminate with respect to the applicable Terminated Conjugates and Terminated Targets, and (c) each Party will promptly (and in any case within [***]) return or cause to be returned to the other Party all Confidential Information received from the other Party and all copies thereof (except for Confidential Information that is the Confidential Information of both Parties, which need not be returned); provided, however, that (i) if the termination is not of this Agreement in its entirety, such obligation will apply only to Confidential Information related specifically to the Terminated Conjugates and Terminated Targets and (ii) each Party may retain any Confidential Information of the other Party in its confidential files for record purposes.

10.4.2.

Effect on Sublicenses. In the event of any termination of this Agreement, in whole or in part, under any of the provisions in this Article 10 resulting in the termination of any licenses granted to RayzeBio under Section 4.1, any existing Sublicense that contains a sublicense of rights terminated under this Agreement shall automatically terminate to the extent of such terminated rights [***] following the effective date of such termination of this Agreement; provided that if (i) such Sublicensee is an Affiliate of RayzeBio, (ii) such Sublicensee is in material default of any material provision of the applicable Sublicense such that RayzeBio would have the right to terminate such Sublicense or (iii) the basis for the termination of the Agreement is due to such Sublicensee’s actions or inactions ((i), (ii) and (iii) together, “Ineligible Sublicensees”), then the applicable Sublicense to which such Sublicensee is a party shall terminate effective immediately upon termination of this Agreement. Each Sublicensee subject to potential automatic termination under this Section 10.4.2 that is not an Ineligible Sublicensee shall have the right to enter into a direct license from PeptiDream (a “Direct License”) on substantially the same non-economic terms and conditions set forth in the Sublicense and on economic terms providing for the payment by such Sublicensee to PeptiDream of the consideration that otherwise would have been payable to PeptiDream if the applicable Sublicense and this Agreement were still simultaneously in effect. PeptiDream agrees to negotiate in good faith the final form of such Direct License on such financial terms and conditions; such final form of Direct License agreement shall not (a) impose any representations, warranties, obligations or liabilities on PeptiDream that are not included in this Agreement, (b) have any obligations that are greater than or inconsistent with the obligations of PeptiDream under this Agreement or (c) have any fewer rights than PeptiDream has under this Agreement, as applicable to the Direct License.

10.5.

Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to the effective date of such expiration or termination. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. In addition, the provisions of Articles 1, 3, 7 (with respect to activities occurring prior to such expiration or termination), 9, 11 and 12 and Sections 2.3 (solely the fourth sentence thereof), 2.5, 2.6, 2.9, 2.11, 5.1 (solely with respect to obligations to reimburse costs accrued prior to expiration or termination), 6.1, 6.2, 6.3, 6.4, 6.5 (last sentence only), 6.6, 8.5, 10.2 (last sentence only), 10.4, and 10.5 will survive any expiration or termination of this Agreement.

10.6.

Licenses under Bankruptcy Proceedings. All licenses and rights to licenses granted under or pursuant to this Agreement by PeptiDream to RayzeBio are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that RayzeBio, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that the Milestone Payments will be “royalties” for the purposes of the Bankruptcy Code. The Parties further agree that upon commencement of a bankruptcy proceeding by or against PeptiDream under the Bankruptcy Code, RayzeBio will be entitled to a complete duplicate of, or complete access to as reasonably appropriate, all such intellectual property and all embodiments of such intellectual property to which RayzeBio is entitled to have access under this Agreement. If not already in RayzeBio’s possession, such intellectual property and all embodiments of such intellectual property will be promptly delivered to RayzeBio (a) upon any such commencement of a bankruptcy proceeding and upon written request by RayzeBio, unless PeptiDream elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of PeptiDream and upon written request by RayzeBio. The foregoing provisions are without prejudice to any rights RayzeBio may have arising under the Bankruptcy Code or other Applicable Law.

11.	DISPUTE RESOLUTION

11.1.

General. The Parties recognize that a dispute may arise out of, in connection with or relating to this Agreement (a “Dispute”). Except as otherwise expressly set forth in this Agreement, any Dispute, including Disputes that may involve the Affiliates of any Party, will be resolved in accordance with this Article 11.

11.2.

Negotiation; Escalation. The Parties will negotiate in good faith and use reasonable efforts to settle any Dispute under this Agreement. Any Dispute as to the breach, enforcement, interpretation, or validity of this Agreement will be referred to the Senior Executive of each Party for attempted resolution. If such resolution is not reached within thirty (30) days after the date of referral to the Senior Executives, then, upon the written request of either Party to the other Party, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Patent Rights or trademark rights (which will be submitted for resolution to a court of competent jurisdiction in the country or region in which such Patent Rights or trademark rights were granted or arose), the Dispute will be subject to arbitration in accordance with Section 11.3.

11.3.

Arbitration. The Parties agree that any unsettled Dispute that cannot be resolved between the Parties or the Senior Executives as set forth in Section 11.2 (Negotiation; Escalation) shall be finally resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) then in effect, as modified in this Section 11.3, except to the extent such rules are inconsistent with this Section 11.3, in which case this Section 11.3 will control. A judgment on the arbitration award may be entered in any court having jurisdiction thereof.

11.3.1.

Arbitrators. The applicable dispute that is the subject of the arbitration shall be resolved by a panel of three arbitrators, with each arbitrator having not less than ten (10) years of experience in the pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration. Any arbitrator chosen hereunder will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical, and industry knowledge relevant to the particular dispute. Within thirty (30) days after initiating arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator, the third arbitrator shall be appointed by the ICC. The seat, or legal place, of arbitration shall be San Francisco, California, USA and all proceedings and communications shall be in English.

11.3.2.

Provisional and Equitable Relief. Either Party may apply to the arbitrators for interim injunctive relief, until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award, including a temporary restraining order, preliminary injunction, or other interim equitable relief, either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Neither Party shall be required to post any bond in connection with such injunction proceeding.

11.3.3.

Limitations and Costs. The arbitrators will be authorized to award compensatory damages, but will not be authorized to reform, modify, or materially change this Agreement. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators determine that a Party has incurred unreasonable expenses due to vexatious or bad-faith positions taken by the other Party, in which event the arbitrators may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations under the law governing this Agreement.

11.3.4.

Decisions. The existence, content, and results of an arbitration shall be treated as Confidential Information of both Parties, except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (ii) where needed for the preparation or presentation of a claim or defense in this arbitration or (iii) by order of the arbitral tribunal upon application of a Party. The arbitrators’ decision and award will be made within six (6) months of the filing of the arbitration demand and the arbitrators will agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties, and will be extended if the arbitrators’ determine, in a reasoned decision, that the interest of justice or the complexity of the case requires that such limit be extended. The arbitrators will be required to render the decision in writing and to comply with, and the award will be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. The arbitrators will, within fifteen (15) days after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded. The proceedings and decisions of the arbitrators will be final and binding on the Parties.

11.3.5.

Effectiveness of Agreement. Unless the Parties otherwise agree in writing, during the period of time during which any arbitration proceeding is pending under this Agreement, the Parties will continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding. The Parties agree that, in the event of a good-faith dispute over the nature or quality of performance under this Agreement or in the event the subject of the arbitration dispute relates to the exercise by a Party of a termination right hereunder, including in the case of a material breach of this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination and only if the other Party fails to cure such breach within [***] after such final resolution or determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if the arbitrators or a court determines that such payments are not due.

12.	MISCELLANEOUS

12.1.	Notices. All notices, reports, requests or demands required or permitted under this Agreement will be sent by hand or overnight courier, properly addressed to the respective Parties as follows:

if to PeptiDream, to:	PeptiDream, Inc. Attn: [***] Address: 3-25-23 Tonomachi, Kawasaki-Ku Kawasaki-Shi, Kanagawa, JAPAN 210-0821 Email: [***]

with a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 150 Fayetteville Street, Suite 2300 Raleigh, NC 27601 Attention: [***] Facsimile: [***]

if to RayzeBio, to:	RayzeBio, Inc. 9880 Campus Point Dr, Suite 410 San Diego, CA 92121 USA Attention: Chief Executive Officer

with a copy to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attention: Marya A. Postner

or to such address or addresses as the Parties hereto may designate for such purposes during the Term. Notices will be deemed to have been sufficiently given or made if by hand or overnight courier, upon receipt by the recipient.

12.2.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States (unless local patent law applies) without taking into consideration any choice of law principles that would lead to the application of the laws of another jurisdiction.

12.3.

Equitable Relief. The Parties agree that irreparable damage may occur in the event that any of the provisions of Article 6 is not performed in accordance with its specific terms of this Agreement or is otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunctive relief to prevent breaches of Article 6 and to seek to enforce specifically the terms and provisions of such section of this Agreement in any courts having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby waives any requirement that the other Party post a bond or other security as a condition for obtaining any such relief. Nothing in this Agreement will preclude either Party from seeking any other equitable relief or interim or provisional relief from courts with competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim equitable relief, concerning a dispute to protect the interests of such Party or to preserve the status quo.

12.4.	Headings. Headings are for the convenience of reference only and will not control the construction or interpretation of any of the provisions of this Agreement.

12.5.

Entire Agreement; Amendment. This Agreement, together with the Exhibits and Schedules hereto, represents the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous written or oral promises or representations relating to such subject matter not incorporated herein, including the CDAs, which are hereby terminated in their entirety. The Parties are not relying, and have not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in this Agreement. No amendment or modification of the terms and conditions of this Agreement will be binding on either Party unless reduced to writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.6.

Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.7.

No Partnership. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, or joint venture relationship between the Parties. Notwithstanding any of the provisions of this Agreement, neither Party will at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

12.8.

Binding Effect and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement will not be assignable by either Party without the other Party’s prior written consent; provided, however, that either Party may assign its rights or obligations under this Agreement (in whole or in part), without the other Party’s written consent but with notice to the other Party, to (a) an Affiliate or (b) any successor pursuant to a Change of Control. If any Affiliate to which a Party has assigned its rights or obligations under this Agreement thereafter ceases to be an Affiliate of such Party, then such assignment will be deemed to require consent of the other Party pursuant to this Section 12.8.

12.9.

Force Majeure. Neither Party will be held liable or responsible to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in performing its obligations hereunder (except for payment of money) to the extent, and as long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (a “Force Majeure Delay”), including fire, floods, embargoes, earthquakes, epidemics, pandemics, war, civil commotions, terrorism, strikes, lockouts or other labor disturbances, acts of God, acts of a Governmental Authority or judicial orders or decrees. In the event of a Force Majeure Delay, the affected Party will give prompt notice thereof to the other Party (to the extent possible), will use Commercially Reasonable Efforts to mitigate the adverse consequences thereof and will resume performance hereunder whenever the consequences of the Force Majeure Delay have been mitigated.

12.10.

Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.11.

Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Tables will be construed to refer to Articles, Sections, Schedules, or Tables of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” and (l) the words “terms of this Agreement” will be construed to have the same meaning and effect as the words “terms and conditions of this Agreement.”

12.12.

Language; Translations. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. If there is a discrepancy between this Agreement and any non-English translation of this Agreement, then this Agreement will prevail. All communications, notices and reports to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. PeptiDream will provide a full English translation of any additional data, information, or other materials related to the Collaboration Activities at PeptiDream’s costs and expense.

12.13.

Severability. If any part of this Agreement will be found to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such part will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity, legality or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective will be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

12.14.

Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

12.15.

No Third-Party Beneficiaries. No Person other than PeptiDream, RayzeBio and their respective successors and permitted assigns will be deemed an intended beneficiary hereunder or have any right to enforce any provision of this Agreement.

12.16.

Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

RAYZEBIO, INC.		PEPTIDREAM, INC.

By:	/s/ Ken Song	By:	/s/ Patrick C. Reid
Name:	Ken Song, M.D.	Name:	Patrick C. Reid, Ph.D.
Title:	President & Chief Executive Officer	Title:	President & Representative Director

Exhibit A

[***]

Exhibit B

[***]

Schedule 1

[***]

FIRST AMENDMENT TO LICENSE AND RESEARCH COLLABORATION AGREEMENT

This First Amendment to License and Research Collaboration Agreement (the “First Amendment”) is entered into and effective as of August 9, 2022 (the “First Amendment Effective Date”) by and between RayzeBio, Inc., a Delaware corporation, with an office at 5505 Morehouse Dr., Suite 300, San Diego, CA 92121, USA (“RayzeBio”), and PeptiDream, Inc., a Japanese corporation having a principal place of business at 3-25-23 Tonomachi, Kawasaki-Ku, Kawasaki-Shi, Kanagawa, Japan 210-0821 (“PeptiDream”). RayzeBio and PeptiDream may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties entered into that certain License and Research Collaboration Agreement effective as of August 3, 2020 (the “Agreement”); and

WHEREAS, the Parties now wish to amend the Agreement and agree to such other terms, in each case as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties hereby agree as follows:

I.	Collaboration Target Replacement.

1.

Pursuant to Section 2.13.3(b) of the Agreement, RayzeBio hereby notifies PeptiDream of its desire to terminate all activities with respect to the Collaboration Target denoted on Exhibit B to the Agreement by the common name of “[***]” and replace such Collaboration Target with the target gene known as “[***].”

2.	PeptiDream hereby acknowledges such nomination and agrees to include [***] as a Collaboration Target, effective as of the First Amendment Effective Date.

3.	For the avoidance of doubt, effective as of the First Amendment Effective Date, [***] shall be deemed a Terminated Target for all purposes under the Agreement.

4.	The Parties acknowledge and agree the foregoing replacement constitutes the [***] permitted under Section 2.13.3(b) of the Agreement.

II.	Amendments.

1.	Section 1.14 of the Agreement is deleted in its entirety and replaced with the following:

“Collaboration Know-How” means any Know-How developed or invented during the Term by a Party’s Inventor Group in the performance of Collaboration Activities and RayzeBio Activities. Notwithstanding the foregoing, Collaboration Know-How excludes all Know-How included in either Party’s solely-owned Background Technology Improvements.

2.	Section 1.94 of the Agreement is deleted in its entirety and replaced with the following:

“Research Term” means the period commencing on the Effective Date and continuing until the fourth (4th) anniversary of the Effective Date. Any extensions of the Research Term shall be subject to the mutual written agreement of the Parties.

3.	A new Section 1.121 is hereby added to Article 1 of the Agreement immediately after Section 1.120 and shall read in its entirety as follows:

The “First Amendment Effective Date” means August 9, 2022.

4.	The notice address for RayzeBio set forth in Section 12.1 of the Agreement is hereby deleted and replaced with the following:

if to RayzeBio, to:	RayzeBio, Inc. Attention: Legal Department 5505 Morehouse Drive, Suite 300 San Diego, CA 92121
Email copy to:	[***]

5.	As of the First Amendment Effective Date, a new Section 4.7 is hereby added to Article 4 of the Agreement immediately after Section 4.6 and shall read in its entirety as follows:

4.7 PeptiDream Option to Develop and Commercialize Licensed Products in Japan.

4.7.1 Option. On a Licensed Product-by-Licensed Product basis, with respect to each Licensed Product, PeptiDream shall have the exclusive option to Develop, Manufacture and Commercialize such Licensed Product in Japan, solely at the expense of PeptiDream (the “Option”). To exercise the Option for a Licensed Product, PeptiDream must provide RayzeBio with written notice of such exercise (the “Option Notice”) before initiation of a human clinical trial that, as of its initiation, is expected to be a registrational trial by or on behalf of RayzeBio of such Licensed Product. Such Option will terminate with respect to any Licensed Product if PeptiDream fails to provide the Option Notice prior to such initiation of such registrational trial for such Licensed Product.

4.7.2 Option Exercise. Notwithstanding anything to the contrary in the Agreement and this First Amendment, effective as of the Option Notice with respect to a Licensed Product, the following shall apply with respect to such Licensed Product:

(a)

Commercial License to PeptiDream. Subject to the terms of this Agreement, effective upon such Option Notice, RayzeBio hereby grants to PeptiDream a non-transferable (subject to Section 12.8 of the Agreement), sublicensable through multiple tiers (subject to Section 4.7.2(b)), (i) royalty-free, fully paid-up, exclusive license under the RayzeBio Background Technology and the RayzeBio Collaboration Technology to exploit (including to research, develop, make, have made, use, sell, offer for sale, and import) such Licensed Product in Japan, and (ii) royalty-free, fully paid-up, non-exclusive license under any other Know-How Controlled by RayzeBio or its Affiliates as of the First Amendment Effective Date or that RayzeBio or its Affiliates come to Control during the Term outside the performance of Collaboration Activities or RayzeBio Activities, which relates to such Licensed Product and is necessary or useful for the exercise of the license set forth in Section 4.7.2(a)(i).

(b)

PeptiDream Sublicenses. PeptiDream will have the right to grant a license under the RayzeBio Background Technology and the RayzeBio Collaboration Technology to any of its Affiliates or any Third Party (each, a “PeptiDream Sublicensee”), solely in conjunction with a sublicense under the licenses set forth in Section 4.7.2(a), provided that each sublicense to a Third Party will be granted solely pursuant to a written agreement that includes provisions that (a) such PeptiDream Sublicensee is subject to all applicable terms and conditions of the Agreement and this First Amendment, including the intellectual property terms pursuant to Article 3, in the same manner and to the same extent as PeptiDream is bound thereby; provided that PeptiDream shall use commercially reasonable efforts to require such PeptiDream Sublicensee to license or assign any Conjugate-Specific IP and any Background Technology Improvements that relate to the RayzeBio Background Technology to PeptiDream; and (b) the PeptiDream Sublicensee has obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 6 hereof (each such agreement, a “PeptiDream Sublicense”). PeptiDream will remain responsible for the PeptiDream Sublicensee’s conformity to those portions of this Agreement and First Amendment applicable to such PeptiDream Sublicensee. PeptiDream will provide RayzeBio with written notice of any PeptiDream Sublicense under this Agreement within [***] after its execution. Notwithstanding the foregoing, PeptiDream may not grant a PeptiDream Sublicense to any potential PeptiDream Sublicensee without the written consent of RayzeBio if, to PeptiDream’s knowledge, such potential PeptiDream Sublicensee or its Affiliates is (a) subject to debarment or has been convicted of a crime for which a PeptiDream Sublicensee or its Affiliate could be debarred before a Regulatory Authority or (b) is a direct competitor of RayzeBio who is actively developing or commercializing targeted radiopharmaceutical products.

(c)

Termination of Commercial License to RayzeBio. The license granted to RayzeBio pursuant to Section 4.1 of the Agreement with respect to such Licensed Product shall terminate with respect to Japan, and for all purposes under the Agreement, with respect to such Licensed Product, the term “Territory” shall be defined as worldwide other than Japan.

(d)

No Exclusivity in Japan. Section 2.14 of the Agreement (Exclusivity) shall not apply to activities conducted with respect to such Licensed Product in Japan. For clarity, PeptiDream shall be entitled to Develop, Manufacture, Commercialize and otherwise exploit such Licensed Product in Japan.

(e)

Diligence. Within [***] of initiating the Option, PeptiDream will furnish RayzeBio with a written development plan, summarizing PeptiDream’s plan to Develop, Manufacture and Commercialize the Collaboration Target in Japan. RayzeBio will then have [***] to review and approve, using Commercially Reasonable Efforts, the clinical development plan. Prior to commercialization, PeptiDream will furnish

RayzeBio with the commercialization plan and RayzeBio will have [***] to review and approve, using Commercially Reasonable Efforts, the commercialization plan. Within [***] after the end of each Calendar Year, PeptiDream will provide RayzeBio with a written report summarizing its efforts during the prior Calendar Year to Develop, Manufacture and Commercialize Licensed Products within the elected Collaboration Target (the “Annual Update”). Each of these Annual Updates will include a discussion of intended efforts for the then-current Calendar Year. RayzeBio shall provide any comments to PeptiDream within [***] of receipt of the Annual Update and PeptiDream will use best efforts to incorporate such comments except to the extent such comments include substantial additional activities to be performed by PeptiDream or would require PeptiDream to incur non-customary substantial additional expense.

(f)

Data and Information Transfer. To the extent permitted by law, RayzeBio shall promptly provide access to PeptiDream data, information, materials, sequences, and documentation generated by or on behalf of RayzeBio with respect to such Licensed Product prior to the Option Notice (“RayzeBio Data Transfer”) as reasonably necessary to Develop, Manufacture, and Commercialize. No later than [***] days after the Option Notice, the Parties will use commercially reasonable efforts to enter into a written agreement setting forth [***] for the Parties with respect to such Licensed Product. Following the Option Notice, each Party will promptly provide the other Party with copies of relevant data and results and relevant supporting documentation (e.g., protocols, case report forms and analysis plans) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, Sublicensees, or PeptiDream Sublicensees, if applicable, in the Development of such Licensed Product. PeptiDream agrees to reasonably compensate RayzeBio for its time and activities related to each RayzeBio Data Transfer and will obtain written permission from RayzeBio before relying on any information received, such written permission not to be unreasonably withheld, conditioned or delayed. PeptiDream is solely responsible for correcting any gap between the information provided and Japan regulatory requirements.

(g)

Right of Reference. To the extent required or permitted by local country regulatory laws and regulations, each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Approvals and other submissions to any Regulatory Authority pertaining to such Licensed Product submitted by or on behalf of such Party or its Affiliates, Sublicensees or PeptiDream Sublicensees. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 4.7.2(g) and to give the other Party the benefit of the granting Party’s submissions to any Regulatory Authority in the other Party’s territory as provided herein. Notwithstanding the foregoing, PeptiDream must have written permission from RayzeBio before using or relying on or referencing information received through the RayzeBio Data Transfer or by virtue of this right of reference, such written permission not to be unreasonably withheld, conditioned or delayed.

(h)

Patent Enforcement and Defense in Japan. Solely with respect to all Product Infringement related to such Licensed Product in Japan and other actions involving Patent Rights covering such Licensed Product in Japan, (i) PeptiDream will have the first right, but not the obligation, to bring, defend and control such actions; and (ii) all RayzeBio references in Section 3.8 of the Agreement shall be deemed references to PeptiDream and all references to PeptiDream in Section 3.8 of the Agreement shall be deemed references to RayzeBio with respect to such actions, provided that PeptiDream shall be entitled to retain all recoveries or awards obtained in connection with such actions.

(i)

Manufacturing Licensed Product. PeptiDream shall have the right to manufacture and supply all clinical trial materials and such Licensed Product necessary for PeptiDream’s Development and Commercialization of such Licensed Product in or for Japan, itself or through an Affiliate or Third Party (including a CMO). Upon request of PeptiDream, RayzeBio shall promptly perform a one-time technology transfer of the then-applicable manufacturing process applicable to such Licensed Product to PeptiDream (or its designated Affiliate or Third Party) (the “Technology Transfer”). PeptiDream agrees to reasonably compensate RayzeBio for its time and activities related to the Technology Transfer or queries relating thereto.

(j)

Subcontracting. In addition to the use of Subcontractors as provided in Section 2.3, PeptiDream may engage Subcontractors to perform activities pursuant to this Section 4.7 without consent from RayzeBio but otherwise subject to terms consistent with the terms and conditions for use of subcontractors by either Party as set forth in Section 2.3.

(k)	Chosen Language. All documents exchanged between the Parties will be provided in the English language.

4.7.3 No Option or Other Payments. PeptiDream shall not be required to pay any amounts to RayzeBio for any Option or other rights or licenses granted to PeptiDream under this Section 4.7.

6.	Section 6.3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.3.2.

Pursuant to the terms of the Agreement and this First Amendment, either Party’s regulatory filings with respect to Selected Conjugates or Licensed Products, including any approvals or applications therefor;

7.	Section 6.3.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.3.5

Disclosure, solely on a “need-to-know basis”, (a) by either Party to existing or potential collaborators (including existing or potential co-marketing, co-promotion and other contractors), Sublicensees or PeptiDream Sublicensees, as applicable, and research collaborators, (b) by either Party to such Party’s existing or potential investors or lenders, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less stringent than the obligations set forth in this Article 6 (except that the term of such obligations may be shorter), or (c) by either Party to such Party’s Affiliates and its and their respective employees, consultants, or agents, each of whom prior to disclosure must enter into such agreements necessary for such representative or consultant to be a member of such Party’s Inventor Group for purposes of this Agreement and be bound by written obligations of confidentiality and non-use no less stringent than the obligations set forth in this Article 6; provided, however, that the receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 6 to treat such Confidential Information as required under this Article 6; and

8.	Section 10.4.1 of the Agreement is hereby amended by adding the following language immediately following the last sentence of such section:

Notwithstanding anything to the contrary in this Agreement, upon any termination without cause by RayzeBio pursuant to Section 10.2 or any termination for cause by PeptiDream pursuant to Section 10.3, (w) any and all options and licenses granted to PeptiDream pursuant to Section 4.7.1 and Section 4.7.2 shall survive such termination and become perpetual and irrevocable, (x) RayzeBio shall, without additional compensation from PeptiDream, promptly provide access to PeptiDream all data, information, materials, sequences and documentation generated by or on behalf of RayzeBio with respect to such Licensed Product that has not been provided prior to such termination, (y) the rights of reference set forth in Section 4.7.2(f) in favor of PeptiDream shall survive such termination and remain in full force and effect in perpetuity, and (z) Section 10.6 shall continue to apply with respect to any surviving licenses and rights of PeptiDream that survive pursuant to this Section 10.4.1.

9.	Section 10.4.2 of the Agreement is hereby amended by adding the following language immediately following the last sentence of such section:

In the event of any termination of this Agreement, in whole or in part, under any of the provisions in this Article 10 resulting in the termination of any licenses granted to PeptiDream under Section 4.7.2, any existing PeptiDream Sublicense that contains a sublicense of rights terminated under this Agreement shall automatically terminate to the extent of such terminated rights [***] following the effective date of such termination of this Agreement; provided that if (x) such PeptiDream Sublicensee is an Affiliate of PeptiDream, (y) such PeptiDream Sublicensee is in material default of any material provision of the applicable PeptiDream Sublicense such that PeptiDream would have the right to terminate such PeptiDream Sublicense or (z) the basis for the termination of the Agreement is due to such PeptiDream Sublicensee’s actions or inactions ((x), (y) and (z)

together, “Ineligible PeptiDream Sublicensees”), then the applicable PeptiDream Sublicense to which such PeptiDream Sublicensee is a party shall terminate effective immediately upon termination of this Agreement. Each PeptiDream Sublicensee subject to potential automatic termination under this Section 10.4.2 that is not an Ineligible PeptiDream Sublicensee shall have the right to enter into a direct license from RayzeBio (a “Direct PeptiDream License”) on substantially the same terms and conditions set forth in the PeptiDream Sublicense. RayzeBio agrees to negotiate in good faith the final form of such Direct PeptiDream License on such terms and conditions; such final form of Direct PeptiDream License agreement shall not (1) impose any representations, warranties, obligations or liabilities on RayzeBio that are not included in this Agreement, (2) have any obligations that are greater than or inconsistent with the obligations of RayzeBio under this Agreement or (3) have any fewer rights than RayzeBio has under this Agreement, as applicable to the Direct PeptiDream License.

10.	Section 10.6 of the Agreement is hereby amended by adding the following language immediately following the last sentence of such section:

All licenses and rights to licenses granted under or pursuant to this Agreement by RayzeBio to PeptiDream are, and will otherwise, be deemed to be, for purposes of the Bankruptcy Code licenses of rights to “intellectual property,” and the provisions of this Section 10.6 shall apply mutatis mutandis with respect to PeptiDream as a licensee and RayzeBio as a licensor.

11.	Exhibit B of the Agreement is hereby deleted in its entirety and replaced with the following: [***]

12.	The In vitro selection criteria table in Schedule 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

[***]

13.	The In vivo selection criteria table in Schedule 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

[***]

III.	Miscellaneous.

1.	Defined Terms. Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Agreement.

2.	Modification. Any alteration, modification, or amendment to this First Amendment must be in writing and signed by both Parties.

3.

Entire Agreement. Except as set forth in this First Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. To the extent of any conflict or inconsistency between the terms of this First Amendment and the Agreement, the terms of this First Amendment shall prevail.

4.

Severability. If a court of competent jurisdiction holds that any term of this First Amendment is unenforceable, illegal or void, such term shall be enforced only to the extent that it is otherwise enforceable or is not in violation of such law, and all other terms of this First Amendment shall remain in full force and effect.

5.	Governing Law; Dispute Resolution. The Parties acknowledge and agree that Article 11 and Section 12.2 of the Agreement shall apply to the terms of this First Amendment as if set forth herein.

6.

Counterparts. This First Amendment may be executed in more than one counterpart (including by electronic transmission), each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the First Amendment Effective Date.

PEPTIDREAM, INC.	RAYZEBIO, INC.
Signature: /s/ Patrick C. Reid	Signature: /s/ Ken Song
Name: Patrick C. Reid, Ph.D.	Name: Ken Song, M.D.
Title: President & Representative Director	Title: President & CEO
Date: August 9, 2022	Date: August 8, 2022

SECOND AMENDMENT TO LICENSE AND RESEARCH COLLABORATION AGREEMENT

This Second Amendment to the License and Research Collaboration Agreement (“Second Amendment”) is made and effective March 3, 2023 (the “Second Amendment Effective Date”) by and between RayzeBio, Inc., a Delaware Corporation, with an office at 5505 Morehouse Dr., Suite 300, San Diego, CA 92121 (“RayzeBio”) and PeptiDream, Inc., a Japanese corporation having a principal place of business at 3-25-23 Tonomachi, Kawaski-Ku, Kawasaki-Shi, Kanagawa, Japan 210-0821 (“PeptiDream”). RayzeBio and PeptiDream may be referred to individually as “Party” or collectively as “Parties”.

WHEREAS, the Parties entered in a certain License and Research Collaboration Agreement effective as of August 4, 2020 (the “Original Agreement”) and its First Amendment to License and Research Collaboration Agreement effective August 9, 2022 (the “First Amendment”, together with the Original Agreement, the Agreement);

WHEREAS, the Parties now wish to amend the Agreement with the terms stated herein;

WHEREAS, except as noted in this Second Amendment, the Agreement remains in full force and effected in accordance with its terms;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein the Parties hereby amend the Agreement as follows:

I.	Collaboration Target Termination and Replacement for Technical Reasons.

1.

[***], pursuant to Section 2.13.3(a) of the Agreement, RayzeBio hereby notifies PeptiDream of its desire to terminate all activities with respect to the Collaboration Target denoted on Exhibit B to the Agreement by the common names of “[***]” and replace the Collaboration Target with “[***]”. PeptiDream hereby acknowledges such nomination and agrees to include [***] as a Collaboration Target, effective as of the Second Amendment Effective Date.

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II.	Collaboration Target Termination for Biological Reasons.

Pursuant to Section 2.13.3(b) of the Agreement, RayzeBio hereby notifies PeptiDream of its desire to terminate all activities with respect to the Collaboration Target denoted on Exhibit B to the Agreement by the common names of “[***]” and replace the Collaboration Target with “[***]”. PeptiDream hereby acknowledges such nomination and agrees to include [***] as a Collaboration Target, effective as of the Second Amendment Effective Date. The Parties acknowledge and agree the foregoing replacement constitutes the [***] replacements permitted under Section 2.13.3(b) of the Agreement, and no replacements under such Section 2.13.3(b) remain.

III.	For the avoidance of doubt, effective as of the Second Amendment Effective Date, [***] and [***] shall be deemed Terminated Targets for all purposes under the Agreement.

IV.	Amendments

1.	Section 1.22 of the Agreement is deleted in its entirety and replaced with the following:

“Conjugate” means any conjugate of a Hit and a chelator agent or covalently bound radionuclide, including any linker or other connection between the Hit and such chelator agent or covalently bound radionuclide, that is made pursuant to the Research Plan.

2.	Section 1.54 of the Agreement is deleted in its entirety and replaced with the following:

“Licensed Product” means any pharmaceutical preparation containing a Selected Conjugate or Derivative that is chelated to or covalently bound to, or is capable of being chelated to or covalently bound to, a radioactive isotope or radionuclide, in any and all forms, delivery systems, routes of administration, dosages and formulations, for use in the Field. For the avoidance of doubt, Licensed Product does not include any pharmaceutical preparation containing a Selected Conjugate or Derivative (a) as a component of a drug delivery system for delivery to a target of any molecule, active pharmaceutical ingredient, compound or other material that is not for delivery of a radioactive isotope or radionuclide, or (b) as an active pharmaceutical ingredient without being chelated to or covalently bound to a radioactive isotope or radionuclide.

3.	A new Section 1.122 is hereby added to Article 1 of the Agreement immediately after Section 1.121 and shall read in its entirety as follows:

The “Second Amendment Effective Date” means March 3, 2023.

4.	The notice email address set forth in Section 12.1 of the Agreement is hereby amended to reflect the following replacement email [***].

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V.	Miscellaneous

1.	Defined terms. Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Agreement.

2.	Modification: Any alteration, modification, or amendment to this Second Amendment must by in writing and signed by both Parties.

3.

Entire Agreement. Except as set forth in this Second Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. To the extent any conflict or inconsistency between the terms of this Second Amendment and the Agreement exists, the terms of this Second Amendment shall prevail.

4.

Severability. If a court of competent jurisdiction holds that any term of this Second Amendment is unenforceable, illegal, or void, such term shall be enforced only to the extent that it is otherwise enforceable or is not in violation of such law, and all other terms of this Second Amendment shall remain in full force and effect.

5.	Governing Law; Dispute Resolution. The Parties acknowledge and agree that Article 11 and Section 12.2 of the Agreement shall apply to the terms of this Second Amendment as if set forth herein.

6.

Counterparts. This Second Amendment may be executed in more than one counterpart (including by electronic transmission), each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this valid and binding Second Amendment as of the Second Amendment Effective Date.

RAYZEBIO, INC.		PEPTIDREAM, INC.

By:	/s/ Ken Song	By:	/s/ Patrick C. Reid
Print Name:	Ken Song	Print Name:	Patrick C. Reid
Title:	President and CEO	Title:	President and CEO
Date:	March 3, 2023	Date:	March 3, 2023

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